UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

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8x8, Inc.
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Dear 8x8 shareholders and stakeholders,
The world is suddenly focusing on and embracing what we at 8x8 have been working to create for over 30 years: ways for people and businesses to connect easily, usefully, and cost-effectively without having to be in the same physical location.
This need was growing well before the COVID-19 pandemic accelerated its urgency, and we have been strategically building a platform long before it to provide unified, cloud-based voice, video, chat, contact center, and enterprise-class API solutions. Our large portfolio of patents, accretive acquisitions, integration with enterprise applications like Microsoft Teams and Salesforce CRM, and ability to provide seamless integration among all of the business-critical communications functionalities across a single technology platform reflects our relentless focus on being serial innovators who can thrive over the long term in a newly- but permanently-digital world.
The current pandemic is one of many macro tailwinds supporting forecasts that our sector is expected to grow double-digits annually.1 But we aren’t relying only on our differentiated platform and strong tailwinds to thrive. We can do better and have a sense of urgency to accelerate the execution of our strategy and achieve profitable growth. Importantly, some of our strongest drivers are ones we have created ourselves and emphasize our commitment -these drivers are particularly unusual not only for companies our size, but for companies of any size in our sector. Consider just these few examples:

•	I, our CEO, am a significant shareholder of 8x8’s equity. Over the past several years, I have invested meaningful amounts of my own money to become an owner and have never sold a share.

•
Perhaps even more remarkably, when we offered our employees-and not just our executive leaders!-an opportunity to take a larger percentage of their compensation in equity, nearly 50% elected to do so. We think each of these facts is exceptional, and even more so the combination of the two.

•
Of the eight members of our board of directors, three represent racial or ethnic minorities, two are women, two represent the customer purchasing perspective, four are leading technologists and two are career investors who bring the shareholder perspective into the boardroom.

•	In a world newly focused on diversity and inclusion, we lead in diversity from our board and CEO on down.
Our high scores for governance from entities like ISS and MSCI are matched by our recognition as a consistent technology star, including our being named the only Leader in the Gartner Magic Quadrant of UCaaS (Unified Communications-as-a-Service) for the eighth straight year. We write to you today to ask for your voting support on the items described in this proxy statement so we can continue building on this strong foundation at this exceptionally opportune time.

Sincerely,

Vik Verma, CEO    Bryan Martin, Chairman of the Board

1 Worldwide Unified Communications and Collaboration Forecast, 2019-2023 (IDC #US45097919, May 2019)

NOTICE OF THE 2020 ANNUAL MEETING OF STOCKHOLDERS
AUGUST 10, 2020

Dear Stockholders of 8x8, Inc.:

The 2020 Annual Meeting of Stockholders of 8x8, Inc., a Delaware corporation (‘‘8x8’’ or the ‘‘Company’’), will be held at the date, time and place indicated below. Only stockholders of record at the close of business on the record date indicated below are entitled to notice of and to vote at the 2020 Annual Meeting or at any adjournments or postponements thereof.

DATE AND TIME:	Monday, August 10, 2020, at 11:00 a.m., Pacific time
PLACE:	Via live interactive webcast on the Internet at www.virtualshareholdermeeting.com/8x82020
RECORD DATE:	Friday, June 12, 2020
All stockholders are cordially invited to virtually attend the 2020 Annual Meeting. We will be hosting the Annual Meeting via live webcast on the Internet. Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/8x82020. Stockholders may vote and ask questions while connected to the Annual Meeting on the Internet. You will not be able to attend the Annual Meeting in person. Instructions on how to participate in the Annual Meeting and demonstrate proof of stock ownership are posted at www.virtualshareholdermeeting.com/8x82020. However, to ensure your representation at the 2020 Annual Meeting, you are urged to vote as promptly as possible. Any stockholder of record virtually attending the 2020 Annual Meeting may vote even if he or she has previously returned a proxy. The items of business are summarized below and are described in more detail in the proxy statement accompanying this notice.

ITEM #1:
To elect eight directors to hold office until the 2021 Annual Meeting of Stockholders and until their respective successors have been elected and qualified. The Company’s nominees are Bryan R. Martin, Vikram Verma, Eric Salzman, Jaswinder Pal Singh, Vladimir Jacimovic, Monique Bonner, Todd Ford and Elizabeth Theophille.

ITEM #2:	To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2021.
ITEM #3:	To approve amendments to the Company’s Amended and Restated 1996 Employee Stock Purchase Plan, including the reservation of 3,000,000 additional shares for issuance.
ITEM #4:	To hold an advisory vote on executive compensation for the fiscal year ended March 31, 2020.
A list of stockholders entitled to vote will be available for 10 days prior to the Annual Meeting at our headquarters, 675 Creekside Way, Campbell, California 95008. If you would like to view the stockholder list, please contact our Investor Relations department at (408) 495-2524 to schedule an appointment or for alternative arrangements to the extent office access is impracticable due to the recent COVID-19 pandemic. In addition, a list of stockholders of record will be available during the Annual Meeting for inspection by stockholders of record for any legally valid purpose related to the Annual Meeting at www.virtualshareholdermeeting.com/8x82020.

By Order of the Board of Directors,

Bryan R. Martin, Chairman
San Jose, California July 1, 2020
If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., the Company's proxy solicitor, at 800-322-2885 or 212-929-5500 or email proxy@mackenziepartners.com.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS
This proxy statement contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. These statements include, without limitation, information about future events based on current expectations, potential product development efforts, near and long-term objectives, strategies, anticipated changes to our board of directors and committee compositions, future business performance and outlook. Such statements are predictions only, and actual events or results could differ materially from those made in any forward-looking statements due to a number of risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited to: market acceptance of new or existing services and features we may offer from time to time; customer acceptance and demand for our cloud communication and collaboration services, including voice, contact center, video, messaging, and communication APIs; competitive pressures, and any changes in the competitive dynamics of the markets in which we compete; the impact of economic downturns on us and our customers, including the impacts of the COVID-19 pandemic; the quality and reliability of our services; customer cancellations and rate of churn; our ability to scale our business; our reliance on infrastructure of third-party network services providers; risk of failure in our physical infrastructure; risk of defects or bugs in our software; risk of cybersecurity breaches and other unauthorized disclosures of customer data; our ability to maintain the compatibility of our software with third-party applications and mobile platforms; continued compliance with industry standards and regulatory requirements, including privacy, in the United States and foreign countries in which we make our software solutions available, and the costs of such compliance; risks relating to the acquisition and integration of businesses we have acquired (for example, Wavecell Pte. Ltd.) or may acquire in the future, particularly if the acquired business operates in a different market space from us or is based in a region where we do not have significant operations; the amount and timing of costs associated with recruiting, training and integrating new employees; timing and extent of improvements in operating results from increased spending in marketing, sales, and research and development; upfront investments, including the cost to support new strategic initiatives such as our cloud migration program with value-added resellers and other partners, to acquire more customers may not result in additional revenue from new or existing customers; introduction and adoption of our cloud software solutions in markets outside of the United States; risks related to our senior convertible notes and the related capped call transactions; implementation and effects of new accounting standards and policies in our reported financial results; and potential future intellectual property infringement claims and other litigation that could adversely affect our business and operating results.
For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's reports on Forms 10-K and 10-Q, as well as other reports that 8x8, Inc. files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and 8x8, Inc. undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.
GARTNER DISCLAIMER
This proxy statement refers to a report prepared by Gartner, Inc. Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

PROXY SUMMARY
The following is a summary of certain key information in our Proxy Statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review the full Proxy Statement and our Annual Report on Form 10-K for the year ended March 31, 2020. In this Proxy Statement, we refer to 8x8, Inc. as ‘‘8x8,’’ the ‘‘Company,’’ ‘‘we’’ or ‘‘us,’’ and we refer to our fiscal year ended March 31, 2020 as ‘‘fiscal 2020’’ or ‘‘F2020.’’
F2020 Business Highlights
Some of our business achievements and milestones during fiscal 2020 included the following:

•	Service revenue increased 27% year-over-year to $414.1 million. Service revenue from mid-market and enterprise customers represented 43% of total service revenue and grew 51% over the prior year.

•	Supported the Jitsi open source video meetings platform and 8x8 free Video Meetings that surpassed 20 million monthly active users globally in May 2020.

•
Extended our cloud technology platform with acquisition of Wavecell, a global provider of communications platform-as-a-service ("CPaaS"), that enables businesses to directly integrate our platform services within their websites, mobile apps and business systems.

•	Launched 8x8 Express, our self-service eCommerce offering in the U.S. and UK.

•	Expanded our go-to-market reach with the channel community including partnering with value-added resellers (VARs) throughout the U.S. and Europe.

•	Net Promoter Score (NPS), reflecting customer satisfaction with our services, has increased dramatically and eclipsed the SaaS industry benchmark since the fall of 2019.

•
Named a Leader in the 2019 Gartner Magic Quadrant for Unified Communications as a Service, Worldwide for the eighth consecutive year and a Challenger in Magic Quadrant for Contact Center as a Service, North America for the fifth consecutive year.(1) (2)

•	Received the 2019 CRN Tech Innovator Award by CRN, a brand of The Channel Company, for 8x8 Contact Center.

•	Received the 2019 Unified Communications Excellence Award by CUSTOMER Magazine for 8x8 Contact Center.

•	Received the 2019 Customer Experience Innovation Award by Internet Telephony Magazine.

•	Awarded 41 new U.S. patents.
____________________
Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, express or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.
(1) Gartner “Magic Quadrant for Unified Communications as a Service, Worldwide” by Daniel O'Connell, Megan Fernandez, Rafael Benitez, Christopher Trueman, Sebastian Hernandez, July 30, 2019. This Magic Quadrant report name has changed from 2015 onwards- 2015-2019: Magic Quadrant for Unified Communications as a Service, Worldwide, 2014: Magic Quadrant for Unified Communications as a Service, North America With Additional Regional Presence, 2012-2013: Magic Quadrant for Unified Communications as a Service, North America.
(2) Gartner “Magic Quadrant for Contact Center as a Service, North America” Drew Kraus, Steve Blood, Simon Harrison, October 15, 2019.

8x8, Inc. 2020 Proxy Statement	6

Voting Matters and Board Recommendations
The table below includes a brief description of each matter to be voted upon at the Annual Meeting, along with the voting recommendation of our board of directors, or "Board."‘

Proposal	Description of Matter	Board Vote Recommendation
ONE
To elect eight directors to hold office until the 2020 Annual Meeting of Stockholders and until their respective successors have been elected and qualified. The Company’s nominees are Bryan R. Martin, Vikram Verma, Eric Salzman, Jaswinder Pal Singh, Vladimir Jacimovic, Monique Bonner, Todd Ford and Elizabeth Theophille.
FOR (each Company nominee)
TWO	To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2021.	FOR
THREE	To approve amendments to the Company’s Amended and Restated 1996 Employee Stock Purchase Plan, including the reservation of 3,000,000 additional shares for issuance thereunder.	FOR
FOUR	To hold an advisory vote to approve executive compensation for our fiscal year ended March 31, 2020.	FOR

8x8, Inc. 2020 Proxy Statement	7

Board of Directors Snapshot
Ensuring the Board is comprised of directors who bring diverse perspectives, experience and backgrounds to effectively represent the long-term interests of stockholders is a key priority of our Board. In this regard, the Board believes that conducting regular, periodic assessments of its composition and size is an important aspect of an effective governance structure. The Board seeks a balance between retaining directors with deep knowledge of the Company, while adding directors who bring new perspectives. Thus, since the beginning of fiscal 2019, we added three new members taking steps toward enhancing the Board's breadth and depth of experience and diversity.
In Proposal One, our stockholders are asked to vote on the election of the eight individuals nominated by the Board, each of whom is currently serving as a director. The tables below set forth basic information concerning each nominee individually and highlight certain qualifications, areas of expertise and attributes of our nominees collectively.

Name	Age	Director Since	Principal Occupation	Independent?	Committee Memberships(3)

Bryan R. Martin(1)	52	2001	Chairman of the Board and Chief Technology Officer, 8x8, Inc.	No	—
Vikram Verma	55	2012	Chief Executive Officer, 8x8, Inc.	No	—
Eric Salzman	53	2012	Managing Member, SarniHaan Capital Partners LLC	Yes	Audit, Compensation, Nominating.

Jaswinder Pal Singh(2)	55	2013	Professor of Computer Science, Princeton University	Yes	Compensation, Nominating.
Vladimir Jacimovic	56	2014	Managing Partner, Continuum Capital Partners	Yes	—
Monique Bonner	49	2018	Chief Marketing Officer, Akamai Technologies	Yes	Audit, Nominating.
Todd Ford	53	2019	Chief Financial Officer, Coupa Software, Inc.	Yes	Audit, Compensation.
Elizabeth Theophille	53	2019	Chief Technology and Digital Officer, Novartis AG	Yes	—

(1)	Mr. Martin serves as Chairman of the Board.

(2)	Dr. Singh serves as Lead Independent Director.

(3)	‘‘Nominating’’ refers to the Governance and Nominating Committee of the Board.

8x8, Inc. 2020 Proxy Statement	8

Corporate Governance Highlights (page 15)
We are committed to the highest standards of corporate governance. Our Governance and Nominating Committee monitors new and changing trends and best practices in corporate governance, considers whether we should make changes in light of these trends, and makes recommendations to the Board. The table below sets forth some highlights of our corporate governance programs and policies.

Board and Committees		Management		Stockholders Rights
❖	Six of our eight director nominees are independent, including all members of our three standing committees.	❖	Robust executive stock ownership requirements, including a 6X ownership requirement for our CEO (ratio of value of stock, to base salary).	❖	We have a single-class share capital structure. Each issued and outstanding share of our stock is entitled to one vote per share on all matters submitted to the stockholders for a vote.
❖	Our Board and each of its three standing committees conducts a formal assessment of its performance on an annual basis.	❖	Related party transactions involving management or a member of our Board require prior approval of the Audit Committee. There were no such transactions in F2020.	❖	We do not have a classified board structure or multi-year directorships. All of our directors are elected on an annual basis.
❖
Regular executive sessions are conducted by the independent directors, and the Board has appointed a lead independent director to preside over these meetings and perform other duties on behalf of the independent directors.
		❖	Executive compensation is reviewed by the Compensation Committee annually, with advice and data (including a benchmark analysis) provided by an independent compensation consultant.	❖	None of our officers or directors (nor any of their affiliates) has a controlling interest in our stock. Our officers and directors as a group hold less than 5% of our outstanding common stock.
❖	Board adopted a CEO Absence Event Management Process in 2016, which was reviewed by the Governance and Nominating Committee in 2020 as part of succession planning.	❖
A significant portion of each executive’s annual compensation is ‘‘at risk’’ and a significant portion of the annual grant of long-term incentive compensation depends on our stock performance relative to a peer group.
				❖	Our capital structure and organizational documents do not reflect any ‘‘poison pill’’ provisions.
❖
Director compensation is reviewed by our Compensation Committee at least once every two years as per our Corporate Governance Principles, with advice and data provided by an independent compensation consultant.
		❖	We have clawback rights under our 2012 equity incentive plan that permit us to recover long-term gains under specified circumstances.	❖	We do not have a supermajority approval requirement to amend any of our organizational documents.
❖
Board has adopted a majority voting policy requiring and each nominee for director has agreed that, if the nominee fails to receive more votes cast ‘‘FOR’’ his selection than ‘‘WITHHELD,’’ the nominee shall tender his or her resignation from the Board.

8x8, Inc. 2020 Proxy Statement	9

Executive Compensation Highlights (page 48)
We have designed our executive compensation program to attract, develop, motivate, and retain top talent and focus our executive officers on goals that increase long-term stockholder value; ensure executive compensation is aligned with our corporate strategies and business objectives; provide meaningful equity ownership opportunities to our executives to align their incentives with the creation of sustainable stockholder value; ensure fairness among our executives by recognizing the contributions each executive officer makes to our success, as well as his or her compensation history and experience level; and provide an incentive for long-term continued employment with us. The table below lists some specific elements that our program possesses and avoids, in turn.

What We Have		What We Don’t Have
❖	An executive compensation program designed based on our ‘‘pay for performance’’ philosophy.	❖	No pension arrangements or nonqualified deferred compensation plans for our executive officers.
❖
A substantial portion of the total value of annual equity awards granted to our executives (including approximately 60% for our CEO and 50% for our other named officers) are in the form of performance share units.
		❖	No special health or welfare plans for our executive officers.
❖	The long-term incentives granted to our named executive officers vest or are earned over multi- year periods, consistent with current market practice and our retention objectives.	❖	No single-trigger benefits for our executive officers in connection with a change-in-control.
❖	Minimum vesting period of 12 months for awards under our Amended and Restated 2012 Equity Incentive Plan (with limited exceptions).	❖	No ‘‘evergreen’’ provision in our Amended and Restated 2012 Equity Incentive Plan.
		❖	No ‘‘gross-ups’’ or other tax reimbursement payments on any severance or change-in-control payments or benefits for our executives.

8x8, Inc. 2020 Proxy Statement	10

VOTING RIGHTS, QUORUM AND REQUIRED VOTE
GENERAL
The accompanying proxy is solicited by the Board of Directors of 8x8, Inc. (referred to throughout this proxy statement as ‘‘8x8,’’ the ‘‘Company,’’ ‘‘we,’’ ‘‘us,’’ and ‘‘our’’), a Delaware corporation, for use at the 2020 Annual Meeting of Stockholders to be held August 10, 2020, at 11:00 a.m., Pacific time, or at any adjournments or postponements thereof. The 2020 Annual Meeting will be held virtually via live interactive webcast on the Internet at www.virtualshareholdermeeting.com/8x82020. Our telephone number is (408) 727-1885.
You will not be able to attend the 2020 Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/8x82020. Our Board annually considers the appropriate format of our annual meeting. In light of the unprecedented coronavirus (COVID-19) global pandemic and worldwide restrictions on travel and public gatherings, and in consideration of the health and well-being of our employees and stockholders, we will only be hosting the 2020 Annual Meeting via live webcast on the Internet. Hosting the Annual Meeting via the Internet also provides expanded access, improved communication, reduced environmental impact and cost savings for our stockholders and the Company. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate and ask questions from any location around the world, and provides us an opportunity to give thoughtful responses. In addition, we intend that the virtual meeting format provide stockholders a similar level of transparency to the traditional in person meeting format and we take steps to ensure such an experience. Our stockholders will be afforded the same opportunities to participate at the virtual 2020 Annual Meeting as they would at an in person annual meeting of stockholders
In accordance with the rules of the Securities and Exchange Commission ("SEC"), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet.
On or about July 1, 2020, we expect to mail to our stockholders as of the record date of June 12, 2020 (the ‘‘Record Date’’) a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy statement for our 2020 Annual Meeting of Stockholders (the "Proxy Statement"), our Annual Report on Form 10-K for the fiscal year ended March 31, 2020 (the "Annual Report") and proxy card. All you have to do is enter the 16-digit control number located on your proxy card.
Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.
On the Record Date, we had 103,785,079 shares of common stock issued and outstanding, including shares held in street name and shares held by registered stockholders.
In addition, stockholders who wish to view our Annual Report, as filed with the Securities and Exchange Commission, or SEC, including our audited financial statements, will find it available on the Investor Relations section of our website at http://www.8x8.com/. To request a printed copy of our Proxy Statement and Annual Report, which we will provide to you free of charge, either: write to 8x8’s Investor Relations Department at 8x8, Inc., 675 Creekside Way, Campbell, CA 95008; call us at (408) 495-2524; or email us at investor.relations@8x8.com.
The information in this proxy statement relates to the proposals to be voted on at the 2020 Annual Meeting, the voting process, our corporate governance, the compensation of our directors and named executive officers in fiscal 2020, and other required information.
VOTING
Each holder of one or more shares of 8x8 common stock issued and outstanding as of the Record Date is entitled to vote on all proposals presented at the 2020 Annual Meeting. Each such holder is entitled to one vote for each share of common stock held as of the Record Date. You may vote all shares that you owned as of the

8x8, Inc. 2020 Proxy Statement	11

Record Date, whether held directly in your name as the stockholder of record or held for you (for example, by a broker, trustee or nominee) in street name as the beneficial owner. You may receive more than one Notice. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice. Please vote using each 16-digit control number and proxy card that you receive.
WAYS TO VOTE. If you are a stockholder of record, there are four ways to vote:

•	by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on August 9, 2020 (have your Notice or proxy card in hand when you visit the website);

•	by toll-free telephone until 11:59 p.m. Eastern Time on August 9, 2020 at 1-800-690-6903 (be sure to have your Notice or proxy card in hand when you call);

•	by completing and mailing your proxy card so it is received prior to the Annual Meeting (if you received printed proxy materials); or

•
by attending and voting at the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/8x82020, where stockholders may vote and submit questions (before and during) the Annual Meeting (have your Notice or proxy card in hand when you visit the website).

Instructions on how to connect to the Annual Meeting and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/8x82020. If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting but you will not be able to vote your shares or submit questions during the Annual Meeting.
Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy prior to the Annual Meeting so that your vote will be counted if you later decide not to attend the Annual Meeting. If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.
If you have any questions about voting your shares, please contact MacKenzie Partners, Inc. at 800-322-2885 or 212-929-5500 or email proxy@mackenziepartners.com.
REVOCABILITY OF PROXIES. Your proxy is revocable and you may change your vote at any time prior to the vote at the 2020 Annual Meeting. If you are the stockholder of record, you may change your vote by:

•
granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above, at any time before the deadline for submitting proxies under that method;

•	providing a written notice of revocation to 8x8, Inc., Attn: Secretary, 675 Creekside Way, Campbell, CA 95008, prior to your shares being voted; or

•	attending and voting at the virtual Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
QUORUM. The quorum requirement for holding and transacting business at the 2020 Annual Meeting is that holders of a majority of the voting power of the issued and outstanding shares of our common stock as of the Record Date must be present virtually or represented by proxy. Abstentions, withhold votes and broker non-votes are counted for the purpose of determining the presence of a quorum.
COUNTING VOTES. An automated system administered by Broadridge Financial Solutions, Inc. (‘‘Broadridge’’) will tabulate stockholder votes by proxy instructions submitted by beneficial owners over the Internet, by telephone, or by proxy cards mailed to Broadridge. Broadridge will also tabulate stockholder votes submitted by

12	8x8, Inc. 2020 Proxy Statement

proxies submitted by stockholders of record. The inspector of the election will tabulate votes cast virtually at the 2020 Annual Meeting.
Broker Non-Votes. Brokers holding shares in street name for customers have discretionary authority to vote on some matters when they have not received instructions from the beneficial owners of shares. A broker ‘‘non-vote’’ occurs when a broker or other nominee holding shares for a beneficial owner signs and returns a proxy with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in ‘‘street name’’) but does not vote on a particular matter due to a lack of discretionary voting power and instructions from the beneficial owner. Under listing rules governing voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. At the Annual Meeting, only Proposal No. 2 (ratification of appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal 2021 audit) is considered a routine matter. Therefore, absent your instructions the shares held for you in street name will not be voted on any other matter at the Annual Meeting. Broker non-votes are excluded from the tabulation of votes cast on each proposal and will not affect the outcome of the vote on any of the proposals at the Annual Meeting.
Abstentions. Abstentions are counted as present and entitled to vote for purposes of establishing a quorum. An abstention will have no effect on the election of directors under Proposal No. 1 (Election of Directors), because directors are elected by plurality vote. However, an abstention will have the same effect as a vote ‘‘against’’ Proposal No. 2 (Ratification of Independent Accounting Firm), and ‘‘against’’ Proposal No. 3 (Approval of Reservation of 3,000,000 Additional Shares and Other Amendments to the Amended and Restated 1996 Employee Stock Purchase Plan), because in each case the required approval is a majority of votes present and entitled to vote at the meeting. As well, an abstention will have the same effect as a vote ‘‘against’’ Proposal No. 4 (Advisory Vote to Approve Executive Compensation), because we will consider our executive compensation approved on an advisory basis based on a majority of the votes present and entitled to vote at the meeting.
INSPECTOR OF ELECTIONS. The inspector of elections will be a representative from the Company.
VOTING REQUIREMENTS
The voting requirements for the proposals that we will consider at the Annual Meeting are:

PROPOSAL		VOTING REQUIREMENT
1.	Election of eight directors to serve until 2021 Annual Meeting.	The eight nominees receiving the most votes cast ‘‘FOR’’ their election shall be elected as directors.(1)
2.	Ratification of appointment of Moss Adams LLP as independent registered public accounting firm for fiscal 2021.	An affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting will constitute approval of this proposal.
3.	Amendments to the Amended and Restated 1996 Employee Stock Purchase Plan, including reservation of 3,000,000 additional shares thereunder.	An affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting will constitute approval of this proposal.
4.	Advisory vote to approve executive compensation for fiscal 2020.
An affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting will be considered approval of this proposal.(2)

(1)
Pursuant to a policy adopted by the Board, any director nominee who fails to receive more votes cast ‘‘FOR’’ his or her election than ‘‘WITHHELD’’ is expected to tender his or her resignation to the Governance and Nominating Committee of the Board, which is responsible for considering each resignation tendered under the policy and recommending to the Board whether or not to accept the resignation.

(2)	This is an advisory vote. Neither we nor the Board will be bound by the results of the vote on this proposal.

8x8, Inc. 2020 Proxy Statement	13

SOLICITATION OF PROXIES
PERSONS INVOLVED IN SOLICITATION. 8x8 is making this solicitation.
MANNER AND COST OF SOLICITATION. Proxies may be solicited by mail, in person, by telephone, and via the Internet. 8x8 will pay the costs of this solicitation, including the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges you may incur. If you choose to vote by telephone, you are responsible for any telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.
We have retained MacKenzie Partners, Inc. ("MacKenzie"), a third-party solicitation firm, to assist in the solicitation of proxies on our behalf for an estimated fee of  $10,000 plus reimbursement of certain out-of-pocket expenses. We have also agreed to indemnify MacKenzie and its representatives against certain losses that arise out of or relate to MacKenzie's engagement for the solicitation of proxies.

14	8x8, Inc. 2020 Proxy Statement

BOARD OF DIRECTORS

CORPORATE GOVERNANCE
GOVERNANCE FRAMEWORK
As stated in our Corporate Governance Principles, our board of directors (the "Board") is the ultimate decision-making body of the Company, except with respect to matters reserved to the stockholders. The Board selects the Chief Executive Officer, who is charged with the conduct of the Company’s business. The Board acts as an advisor and counselor to senior management and ultimately monitors its performance. The fundamental objective of the Board is to build long-term sustainable growth in stockholder value for the Company.
In furtherance of this mission, we have adopted a comprehensive corporate governance framework designed to enable the Board, among other things, to:

•	provide effective oversight of the senior management team in connection with its conduct of the Company's business and affairs;

•	allow the Board to make decisions independent of management;

•	align the interests of the Board and management with those of our stockholders; and

•	maintain compliance with the requirements of the New York Stock Exchange (‘‘NYSE’’) and applicable law.
The framework helps determine our policies and practices with respect to Board composition, Board independence, Board and committee evaluations, executive compensation, stockholder engagement, risk oversight and more.
Copies of our current corporate governance documents and policies, including our Code of Business Conduct and Ethics, Corporate Governance Principles, and committee charters, are available on the Investor Relations section of our website at http://investors.8x8.com. The Board reviews these corporate governance documents and policies on at least an annual basis, and revises them when the Board determines it would serve the interests of the Company and its stockholders to do so, such as in response to changing governance practices or legal requirements.
BOARD COMPOSITION
CRITERIA FOR EVALUATING CANDIDATES. The Board, with input from the Governance and Nominating Committee, is responsible for periodically determining the appropriate skills, perspectives, experiences, and characteristics required of Board candidates, taking into account the Company’s needs and current make-up of the Board. Among other factors considered in the selection of each candidate, the Governance and Nominating Committee is to consider the following attributes, criteria and qualifications:

•	knowledge, experience, skills, and expertise, particularly in areas critical to understanding the Company and its business;

•	diversity;

•	personal and professional integrity and character;

•	business judgment;

•	time availability in light of other commitments, particularly service on the boards of other publicly-held companies;

•	dedication; and

8x8, Inc. 2020 Proxy Statement	15

•	conflicts of interest.
While the Governance and Nominating Committee has not established specific minimum qualifications for directors, the committee believes that candidates and nominees must reflect a Board that is comprised of directors who:

•	have strong integrity;

•	have qualifications that will enhance the overall effectiveness of the Board;

•	have the highest professional and personal ethics and values, and will conduct themselves consistent with our Code of Business Conduct and Ethics;

•
will comply with our corporate governance, conflict of interest, confidentiality, stock ownership and insider trading policies and guidelines, and all other codes of conduct, policies and guidelines, as well as any relevant securities and other laws, rules, regulations and listing standards, in each case as applicable to members of the Board; and

•	satisfy other relevant standards that may be required by applicable rules and regulations, such as financial literacy or financial expertise with respect to prospective Audit Committee members.
As a matter of policy, the Board believes that a substantial majority of the directors should be independent within the meaning of the rules of the New York Stock Exchange and the applicable independence requirements of the federal securities laws and regulations. The Board also believes that it is important to strike the right balance in its composition to ensure that there is an appropriate range and mix of expertise, diversity and knowledge.
DIVERSITY. In identifying candidates for the Board, the Governance and Nominating Committee considers foremost the qualifications and experience that the Committee believes would best suit the Board’s needs created by each particular vacancy. As part of the process, the Governance and Nominating Committee and the Board endeavor to have a Board comprised of individuals with diverse backgrounds, viewpoints, and life and professional experiences, provided such individuals should all have a high level of management and/or financial experience. While the Company has no formal diversity policy that applies to the consideration of director candidates, the Governance and Nominating Committee has determined that diversity should be an important consideration in the selection of candidates, and that the Board should be comprised of members who reflect diversity not only in race and gender, but also in viewpoints, experiences, backgrounds, skills and other qualities and attributes.
Consistent with commitments we made to our stockholders in connection with our 2018 annual meeting, the Board appointed its first female member this past fiscal year, and two of our eight nominees for director this year are female.
REFRESHMENT OF THE BOARD. Since our 2018 annual meeting, we increased the size of our Board and added three new members, while two members stepped down from the Board. Each of the three added directors is nominated for re-election at the 2020 annual meeting. Importantly, three of the four most veteran members of the Board who were directors on the date of our 2018 annual meeting continue to serve on the Board and are nominated for re-election at the 2020 annual meeting. No further changes have been made to the Board since our 2019 Annual Meeting. We believe the current composition of the Board reflects a good blend of fresh perspectives with deep, seasoned knowledge of the Company.
These changes to our Board and its three standing committees are explained in more detail below.

16	8x8, Inc. 2020 Proxy Statement

CHANGES SINCE 2018 ANNUAL MEETING
JUNE 19, 2019: Elizabeth Theophille appointed as a new director.
▪	Ms. Theophille appointed to the Board, filling a vacancy left by Mr. Potter when he did not stand for re-election at the 2019 annual meeting.
▪	Board size increased temporarily from eight to nine members and reverted to eight members concurrently with election of directors at the 2019 annual meeting.
JUNE 1, 2019: Todd Ford appointed as a new director, succeeding Gen. Hecker.
▪	Mr. Ford appointed to the Audit Committee, filling a vacancy left by Gen. Hecker's departure, and named Chair of Audit Committee, succeeding Mr. Potter in that role.
▪	Mr. Ford appointed as a member of the Compensation Committee, temporarily increasing its size from three to four members.
MAY 6, 2019: Major General Guy L. Hecker, Jr. retired from Board.
▪	Dr. Singh appointed as Lead Independent Director, succeeding Gen. Hecker in that role.
▪	Dr. Singh appointed a member of the Compensation Committee, filling a vacancy left by Gen. Hecker's departure.
▪	Dr. Singh appointed a member of the Governance and Nominating Committee, filling a vacancy left by Gen. Hecker's departure.
▪	Ms. Bonner was appointed Chair of the Governance and Nominating Committee, succeeding Gen. Hecker in that role.
OCTOBER 23, 2018: Monique Bonner appointed as a new director.
▪	Board size increased from seven to eight directors.
▪	Ms. Bonner also appointed as a member of the Audit Committee, replacing Jaswinder Pal Singh.
▪	Ms. Bonner also appointed as a member of the Governance and Nominating Committee, increasing its size from two to three members.
▪	Ian Potter appointed as Chair of the Audit Committee, succeeding Gen. Hecker in that role.
The Board has not established term limits. The Board believes that, while term limits could help ensure fresh ideas, they also would force the Board to lose the contributions of directors who may have developed unique perspective and insight into the Company. As an alternative to term limits, the Governance and Nominating Committee will review a director’s continuation on the Board whenever the director experiences a change in professional responsibilities, as a way to ensure that the director’s skills and experience continue to match the needs of the Board. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director and that he or she devotes the time necessary to discharge his or her duties as a director.
IDENTIFYING AND EVALUATING DIRECTOR NOMINEES. The Board is responsible for selecting and nominating candidates for election by the stockholders and for filling vacancies on the Board. The Governance and Nominating Committee recommends to the Board (a) first-time nominees for election, based on the need for new Board members as identified by the Committee, or by the Chairman, the Lead Independent Director or other Board members, as well as (b) incumbent directors for re-election, as appropriate.
The Governance and Nominating Committee reviews at least annually with the Board the composition of the Board as a whole and, if necessary, recommends measures to be taken so that the Board (a) reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole to continue to provide effective oversight and otherwise fulfill its mission, and (b) contains at least the minimum number of independent directors required by the NYSE and any other applicable law, rule or regulation.
In selecting individuals for nomination, the Committee seeks the input of the Chairman of the Board and the Lead Independent Director. When considering a potential candidate not currently serving on the Board, the Governance and Nominating Committee considers whether any Board member has a relationship that would help the Board to initiate contact with the individual. The Committee may also use a third-party search firm to assist in identifying and contacting preferred candidates. Prospective candidates are usually interviewed by the Chairman of the Board, Chief Executive Officer, the Lead Independent Director and at least one member of the

8x8, Inc. 2020 Proxy Statement	17

Governance and Nominating Committee. During the selection process, the full Board is kept informed of progress.
The Governance and Nominating Committee will consider the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, the Governance and Nominating Committee may consider many factors, as discussed above. The Committee will also consider individuals recommended for Board membership by the our stockholders, in accordance with our bylaws and applicable law. The Committee does not intend to alter the manner in which it evaluates candidates, based on whether the candidate was recommended by a stockholder or not.
The Governance and Nominating Committee meets to consider and recommend final candidate(s) for approval by the Board. Once a candidate is selected for appointment to the Board, or to stand for election or re-election, as applicable, the Chairman and/or the Lead Independent Director extends the invitation to join the Board, or to stand for election or re-election, on the Board’s behalf.
Upon completion of its review and evaluation of the candidates in May 2020, our Governance and Nominating Committee made its recommendation to the Board regarding the candidates. After considering our Governance and Nominating Committee’s recommendations, our Board determined and approved the candidates named in this proxy statement.
Stockholder Nominations and Recommendations
The Governance and Nominating Committee will consider any recommendations and nominations for candidates to the Board from stockholders, as required by its charter. When submitting candidates for nomination to be elected at an annual or special meeting of stockholders, stockholders must follow the notice procedures and provide the information required by our by-laws. The following is a partial summary of those procedures and requirements.
Stockholder recommendations for candidates to the Board must be directed in writing to our Secretary at the address of our principal executive offices, currently 675 Creekside Way, Campbell, CA 95008. To be timely, a stockholder’s notice proposing the nomination of a director at an annual meeting must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 calendar days in advance of the first anniversary of the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 calendar days earlier than the date contemplated at the time of the previous year’s proxy statement, notice must be received not later than the close of business on the 10th day following the day on which the date of the annual meeting is publicly announced. A timely notice for the nomination of a director by a stockholder at a special meeting of stockholders must be delivered to or mailed and received at our principal executive offices no later than the close of business on the later of (a) the 90th day prior to the special meeting, and (b) the 10th day following the day on which public disclosure of the date of the special meeting is first made.
The stockholder’s notice must include certain information about the stockholder (and all persons participating with the stockholder in any proxy solicitation for the proposal) and certain information about the candidate, as set forth in our by-laws, including, but not limited to, the candidate’s name, age, business address and residence address, the candidate’s principal occupation or employment for the past 5 years, the stockholder’s name and address, the class and number of shares of our stock and other securities, including derivatives, beneficially owned by the proposing stockholder and by such candidate, any short interest in any of our securities held by the proposing stockholder, all voting rights with respect to our stock beneficially owned by the stockholder and others joining in the proposal, and a description of all arrangements or understandings between the stockholder making such recommendation and each candidate and any other person or persons (naming such person or persons) pursuant to which the recommendations are to be made by the stockholder, as well as any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act.

18	8x8, Inc. 2020 Proxy Statement

In addition, if requested, the proposed nominee must furnish additional information to determine whether he or she is eligible to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of the proposed nominee, as set forth in our by-laws.
We encourage stockholders to refer to our by-laws for complete information regarding the requirements for submitting stockholder proposals and nominating director candidates. You may contact us at 8x8, Inc., Attn: Secretary, 675 Creekside Way, Campbell, CA 95008, for a copy of the relevant by-law provisions on this topic. Our by-laws also can be found where our filed reports are located on the SEC’s website at http://www.sec.gov.
To date, we have not considered or rejected nominations by stockholders owning 5% or more of our common stock.
BOARD SIZE AND STRUCTURE. The Board periodically reviews its size, assesses its ability to function effectively based on its size and composition, and determines whether any changes to the size of the Board are appropriate. As described above, the size of our Board increased from seven to eight members during our 2019 fiscal year. We believe that an eight-member Board is suited to the size of our current operations and otherwise appropriate to allow the Board to function effectively.
Our Corporate Governance Principles require that the Board select, from among the independent directors, a Lead Independent Director if the positions of Chairman and Chief Executive Officer are held by the same person, or if both positions are held by insiders. Because the positions of Chairman and Chief Executive Officer are currently held by insiders, the Board has appointed a Lead Independent Director, currently Jaswinder Pal (J.P.) Singh. Dr. Singh was appointed to this role on May 6, 2019, concurrently with the retirement of Maj. Gen. Hecker, who had served as lead independent director continuously since the position was created in January 2010.
The Board believes that the separation of the offices of the Chairman and Chief Executive Officer is appropriate at this time because it allows our Chief Executive Officer to focus primarily on our business strategy, operations and corporate vision. However, our Corporate Governance Principles do not require that the roles of Chairman and Chief Executive Officer be held by different people. These principles reflect our belief that it is important for the Board to retain flexibility to determine whether the two roles should be separate or combined based upon the Board’s assessment of the company’s needs and leadership at a given point in time.
Some of the principal responsibilities of the lead independent director are set forth below.

Lead Independent Director
Purpose: The Board selects a Lead Independent Director from the independent directors if the positions of Chairman and Chief Executive Officer are held by the same person or if both are held by insiders.
Responsibilities: The lead independent director has the following responsibilities, among others:
		▪	Presides at executive sessions held by non-management directors as chair.
Currently Serving in Role: Jaswinder Pal Singh		▪	Responsible for establishing the agenda for the regularly scheduled executive sessions held by non-management directors.
▪	Appointed lead independent director in May 2019.	▪
Responsible for polling the other non-management directors for agenda items for regular Board meetings, and collaborates with the Chairman of the Board and Chief Executive Officer in preparing the agenda for those meetings.

▪	Member of Board of Directors since 2013.
▪	Also serves on Compensation Committee and Governance and Nominating Committee.	▪	Oversees transition of leadership under the Company's policy and procedures governing the management of CEO absence events.

8x8, Inc. 2020 Proxy Statement	19

DIRECTOR INDEPENDENCE
The rules of the New York Stock Exchange, or NYSE, require that a majority of our directors be independent within the meaning of those rules. In addition, our Corporate Governance Principles require that a substantial majority of our directors be independent.
For a director to be considered independent under the NYSE rules, our Board must affirmatively determine that the director:

•
has no material relationship with 8x8, any of our subsidiaries, or any member of our management, either directly or indirectly (for example, as a partner, shareholder or officer of an organization that has a relationship with us); and

•	satisfies each of the requirements under Rule 303A.02(b) of the NYSE rules.
The Board has adopted a definition of independence which conforms to the above independence requirements in the NYSE listing rules and further requires a director not to have any relationship (material or otherwise, and including social relationships) that would reasonably be expected to impair his or her exercise of independent judgment in carrying out the responsibilities of a director.
We believe it is important that, in making a determination of independence, our Board broadly consider all relevant facts and circumstances. In particular, when assessing the materiality of a director's relationship with us (whether commercial, consulting, charitable, familial or otherwise), our Board considers the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.
In addition, in affirmatively determining the independence of any director who will serve on our Compensation Committee, our Board must consider all factors specifically relevant to determining whether the individual has a relationship to us which is material to that director's ability to be independent from management in connection with the duties of a compensation committee member. These factors include:

•	the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by the listed company to such director; and

•	whether such director is affiliated with 8x8, a subsidiary of 8x8, or an affiliate of a subsidiary of 8x8.
When considering the sources of a director's compensation in this context, the Board should consider whether the director receives compensation from any person or entity that would impair his ability to make independent judgments about the listed company's executive compensation. When considering an affiliate relationship a director has with the company, a subsidiary of the company, or an affiliate of a subsidiary of the company, in determining his independence for purposes of compensation committee service, the board should consider whether the affiliate relationship places the director under the direct or indirect control of 8x8 or our senior management, or creates a direct relationship between the director and members of senior management, in each case of a nature that would impair his ability to make independent judgments about the listed company's executive compensation.
Our Board has determined that six of its eight current members, who are all current nominees for re-election, are ‘‘independent’’ within the meaning of Rule 303A.02 of the NYSE rules and under our own definition of independence:

Independent	Not Independent
Eric Salzman	Bryan R. Martin
Jaswinder Pal Singh	Vikram Verma
Vladimir Jacimovic
Monique Bonner
Todd Ford
Elizabeth Theophille

20	8x8, Inc. 2020 Proxy Statement

In making these determinations, the Board affirmatively determined that there are no business relationships that are material or that would interfere with the exercise of independent judgment by any of the independent directors in their service on the Board or its committees.
In making this determination with respect to Mr. Ford, the Board considered, among other factors, that Coupa Software, Inc., of which Mr. Ford is the Chief Financial Officer, is a customer of 8x8, and that we received payments of approximately $371,000 from Coupa during our 2020 fiscal year. The Board considered the materiality of this arrangement from the perspective of both 8x8 and Coupa, and took into account the fact that Coupa became a customer of 8x8 several years before Mr. Ford joined the Board, in making its determination regarding Mr. Ford's independence.
Each of the Board’s Audit, Compensation and Governance and Nominating Committees is comprised solely of independent directors in accordance with the NYSE listing rules.
Board Meetings and Attendance; Annual Meeting Attendance
The Board held a total of nine meetings during fiscal 2020. Dr. Singh did not attend one of the meetings of the Board but attended all of the other meetings. All other directors standing for reelection attended each meeting of the Board during fiscal 2020. The Board also acted by written consent four times during fiscal 2020.
Pursuant to our Corporate Governance Principles, members of the Board are encouraged, but are not required, to attend each annual meeting of stockholders. Two of our directors attended the last year’s annual meeting of stockholders held in August 2019.

8x8, Inc. 2020 Proxy Statement	21

COMMITTEES
The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee.
The Board has adopted charters for each of these committees that are available on our website under ‘‘Corporate Governance’’ which can be found at http://investors.8x8.com. Each committee reviews its charter on an annual basis and makes recommendations to the Board for any changes based on its review. The composition of each standing committee is indicated in the table below.
Each member attended each meeting of the respective committees on which such director served during his or her term of service during fiscal 2020.

Director Independence, Meeting Attendance and Committee Service (1)
Committee Service
Director	Independent?	Audit	Compensation	Nominating	Other Role	Missed Meetings (2)
Vikram Verma	No					None
Bryan R. Martin	No				Chair	None
Jaswinder Pal Singh	Yes				Lead	One (Board)
Eric Salzman	Yes					None
Vladimir Jacimovic	Yes					None
Monique Bonner	Yes					None
Todd Ford	Yes					None
Elizabeth Theophille	Yes					None

= Committee chairman	= Committee member	Chair = Chairman of the Board	Lead = Lead Independent Director

(1)
The information presented in this table is as of the date of this proxy statement, unless stated otherwise. During fiscal 2020, Maj. Gen. Guy L. Hecker, Jr. (not listed above) served as a director, was a member of each of our three standing committees, and held the position of Lead Independent Director, retiring from the Board and each role on May 6, 2019. During fiscal 2020, Ian Potter (not listed above) served as Chair of the Audit Committee from October 23, 2018 until June 1, 2019, when Todd Ford succeeded him in that role. Mr. Potter did not stand for re-election in 2019.

(2)
This column indicates whether the director failed to attend any meetings held during our 2020 fiscal year of the Board or of any committee on which the director then served and, if so, the number of meetings not attended.

22	8x8, Inc. 2020 Proxy Statement

Audit Committee		Responsibilities: As specified in its charter, the Audit Committee has the following responsibilities:
Current Members:	❖	Evaluates the performance of and assesses the qualifications of the independent auditors.
Todd Ford, Chair
Monique Bonner	❖
Determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors. Reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services. Monitors the rotation of partners of the independent auditors on our audit engagement team as required by law.

Eric Salzman

Former Members Who Served During F2020:
Ian Potter
Maj. Gen. Guy L. Hecker, Jr.	❖	Confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting.

Fiscal 2020 Actions:
Meetings: Four	❖	Discusses with management and the independent auditors the results of the annual audit and the results of the reviews of our quarterly financial statements.

❖
Reviews and approves all business transactions between us and any director, officer, affiliate or related party, including transactions required to be reported in our proxy statement (of which there were none during fiscal 2020).

Purpose: The Audit Committee oversees our corporate accounting and financial reporting process and performs several functions in the performance of this role.
	❖	Responsible for oversight of the Company’s internal audit function, risk management processes and system of internal controls.

Independence:
The Board has determined that each of the current members meets the requirements for membership to the Audit Committee, including the independence requirements under NYSE Rules 303A.02 and SEC Rule 10A-3(b)(i) and is financially literate in accordance with the additional audit committee requirements of NYSE Rule 303A.07. The Board has identified Mr. Ford as an ‘‘audit committee financial expert’’ as defined under Item 407(d)(5)(ii) of Regulation S-K, but that status does not impose duties, liabilities or obligations that are greater than the duties, liabilities or obligations otherwise imposed on him as a member of our Audit Committee or our Board.

8x8, Inc. 2020 Proxy Statement	23

Compensation Committee		Responsibilities: As specified in its charter, the Compensation Committee has the following responsibilities:

Current Members:	❖	Recommends the compensation of the Chief Executive Officer to the independent members of the Board for approval.
Eric Salzman, Chair
Jaswinder Pal Singh	❖	Review and approve corporate goals and objectives relevant to CEO compensation and evaluates the CEO's performance in light of those goals and objectives.
Todd Ford

	❖	Approves, in consultation with the Chief Executive Officer, the compensation of other executives at the level of senior vice president and above.
Former Members Who Served During F2020:
Ian Potter	❖	Administers our stock-based award and employee stock purchase plans, as well as our employee bonus plan.
Maj. Gen. Guy L. Hecker, Jr.

Fiscal 2020 Actions:	❖	Responsible for reviewing and approving all employment, severance and change-in-control agreements, special or supplemental benefits applicable to executive officers.
Meetings: Eight

	❖	Engages independent compensation consulting firm to advise on executive compensation.

Purpose:
The Compensation Committee reviews and recommends compensation arrangements for the Chief Executive Officer for approval by the independent members of the Board and approves the compensation arrangements for all other executives at the level of senior vice president and above.
❖
Independence
The Board has determined that each of the three current members meets the requirements for membership to the Compensation Committee, including the independence requirements of the SEC and the NYSE listing standards under Rule 303A.05.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee of the Board currently consists of Mr. Salzman, Mr. Ford and Dr. Singh. Former director Ian Potter served on the Compensation Committee through the 2019 annual meeting of stockholders. None of these individuals is currently an officer or employee of ours or was an officer or employee of ours at any time during fiscal 2020. None of our executive officers or directors served as a member of the board or compensation committee of any entity that had one or more executive officers serving as a member of the Board or our Compensation Committee at any time during fiscal 2020.

24	8x8, Inc. 2020 Proxy Statement

Governance and Nominating Committee		Responsibilities: As specified in its charter, the Governance and Nominating Committee has the following responsibilities:
Current Members:	❖	Responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company, consistent with criteria approved by the Board and set forth in the committee’s charter.
Monique Bonner, Chair
Eric Salzman
Jaswinder Pal Singh	❖	Recommends to the Board candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board.

Former Members Who Served During F2020:	❖	Reviews and evaluates the suitability of incumbent directors for continued service on the Board (including those recommended by stockholders).
Maj. Gen. Guy L. Hecker, Jr.
	❖	Responsible for developing and recommending to the Board for approval Corporate Governance Principles, and advising on succession plans for the CEO and other executive officers.
Fiscal 2020 Actions:
Meetings: Four	❖	Responsible for reviewing and formalizing proposals to amend our certificate of incorporation and by-laws.

❖
Responsible for adopting the procedures pursuant to which the Board and each Committee is to conduct an annual evaluation of its own performance, and for reviewing the results of these evaluations and making recommendations to the Board.

Purpose: The Governance and Nominating Committee identifies and recommends to the Board individuals qualified to serve as directors of the Company; advises the Board with respect to its committees' composition; oversees the evaluation of the Board; and other matters of corporate governance.

❖
Responsible for director orientation programs and for director continuing education programs to assist directors in maintaining skills necessary or appropriate for the performance of their responsibilities.

	❖	Reviews CEO succession plan and unexpected absence event policy with CEO.

Independence:
Pursuant to the charter of the Governance and Nominating Committee, all members of the Governance and Nominating Committee must be qualified to serve under the NYSE listing rules and any other applicable law, rule regulation and other additional requirements that the Board deems appropriate. The Board has determined that each of the three current members meet these requirements.

Code of Business Conduct and Ethics
We are committed to maintaining the highest standards of business conduct and ethics. Our Code of Business Conduct and Ethics (the ‘‘Code of Ethics’’) reflects the values and the business practices and principles of behavior that support this commitment. The Code of Ethics is available on our website under ‘‘Corporate Governance’’ which can be found at http://investors.8x8.com. We will post any amendment to, or a waiver from, a provision of the Code of Ethics that are required to be disclosed by the rules of the SEC or NYSE, on our website at http://investors.8x8.com.
Our Board updated our Code of Ethics in March 2019 in order to, among other things, add new provisions that reflect our commitment to environmental stewardship, sustainability, human rights and fair labor practices. While these have always been important concerns for us as an organization, we have recently begun to incorporate these principles into the design of our core business procedures, and we expect to continue this trend as we grow and scale in the future.
Corporate Governance Principles

8x8, Inc. 2020 Proxy Statement	25

Our Board has adopted Corporate Governance Principles which address various matters relating to Board and Committee structure, composition, meetings and responsibilities. The Corporate Governance Principles are posted on our website at http://investors.8x8.com.
Board’s Role in the Oversight of Risk
The full Board is involved in the oversight of our risk management program. The Board as a whole is consulted on any matters which might result in material financial changes, investments or our strategic direction of the Company. The Board oversees these risks through its interaction with senior management which occurs at formal Board meetings and committee meetings, and through other periodic written and oral communications.
Additionally, the Board has delegated some of its risk oversight activities to its committees. For example, the Compensation Committee considers the risks associated with compensation for our named executive officers and directors, including whether any of our compensation policies has the potential to encourage excessive risk-taking. The Audit Committee oversees compliance with our Code of Ethics, our financial reporting process and our systems of internal controls and reviews with management our major risk exposures and the steps taken to control such exposures.
Compensation Risk Assessment
The Compensation Committee has reviewed our compensation programs to ensure that our incentive and other motivational elements of compensation are aligned with long-term value creation, taking into consideration prudent risk management. We do not believe any of our compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on us. In making this determination, the Compensation Committee considered the mix of fixed and variable compensation, our use of equity in our long-term incentive compensation arrangements, the time horizon of performance measurement in incentive opportunities, and the ability of the Compensation Committee and management to rely on judgment in determining compensation and assessing performance outcome.
Communications with the Board
The Board has implemented a process by which stockholders and other interested parties, including, without limitation, customers, vendors and business partners, may send written communications directly to the attention of the Board, our non-management directors (as a group), our Lead Independent Director, or any other individual Board member. The process is explained on our website at http://investors.8x8.com under the heading "Contact the Board."
Sustainability and Corporate Social Responsibility
Our Approach:
We believe our social responsibility to our employees and shareholders is to, among other things, make the world a better place. We are committed to growing our business in a sustainable and socially responsible manner. As a Company we are transforming the future of business communications, as a leading Software-as-a-Service ("SaaS") provider of voice, video, chat, contact center, and enterprise-class API solutions powered by one global cloud communications platform. The core of our product empowers workforces worldwide by connecting individuals and teams so they can collaborate faster and work smarter, all through a cloud-based solution thereby minimizing the carbon footprint. At the heart of our values is a commitment to operate with integrity, foster the growth and development of our teams, while making a positive change in business and the world around us.
Our Environment, Our People and Our Ethics:
We believe that investing in our people, in our communities, and in operating our business sustainably will drive long-term value for our shareholders. To this end, we focus on three key pillars to provide the framework by which we manage our business.

26	8x8, Inc. 2020 Proxy Statement

Our Environment	Our People	Our Ethics

We are committed to operating in an environmentally responsible manner by ensuring the safety and health of our employees, business partners, and the public - supporting energy conservation, recycling programs, and responsible practices in our own supply chain.

Our success to make an impact in the world is greatly dependent on our people. As such, we are strengthened by the cultural diversity of our workforce. People from diverse cultures bring unique language skills, new ways of thinking, creative solutions to difficult problems and global negotiating skills. Thanks to our cultural diversity, 8x8 is a much more interesting place to work.

We understand that part of our employee and customer success depends on our ability to manage our business ethically, transparently and responsibly. Our Board updated our Code of Ethics in March 2019 in order to, among other things, add new provisions that reflect our commitment to environmental stewardship, sustainability and human rights and fair labor practices.

We invite you to read more about our corporate values, mission, culture, environmental, and diversity and inclusion programs on our website at: https://investors.8x8.com/corporate-responsibility/

8x8, Inc. 2020 Proxy Statement	27

COMPENSATION OF NON-EMPLOYEE DIRECTORS
Our Approach
We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the amount of time that our directors expend in fulfilling their duties, the skill-level required of members of the Board, and the practices of our peers, among other factors. Compensation of non-employee directors is reviewed at least once every two years by our Compensation Committee, which then makes its recommendation to the full Board, in accordance with our Corporate Governance Principles.
The key terms of our director compensation program for fiscal 2020 are summarized below. The program was first adopted in July 2015. The Compensation Committee reviewed the program in July 2017 and May 2019 and on both occasions recommended to the Board that no changes be made.
There were no changes to our compensation program for non-employee directors in fiscal 2020. In connection with its 2017 and 2019 reviews, the Compensation Committee engaged Compensia to provide advice on the non-executive director compensation program. Compensia delivered a report to the Compensation Committee which included a benchmark analysis of the program. The Compensation Committee considered, among other factors, the total cost of our non-employee director compensation relative to that of a peer group.
Directors who are also employees of 8x8 do not receive any additional compensation for serving as members of the Board.
CASH COMPENSATION. We pay non-employee directors the following cash fees for their annual service:

•	annual payment of $40,000 for service on our board of directors;

•
annual payment for service as a committee member (other than in the chairman role) in the amounts of $12,500 for the Audit Committee, $7,500 for the Compensation Committee, and $5,000 for the Governance and Nominating Committee;

•
annual payment for service as the chairman of a committee in the amounts of $25,000 for the Audit Committee, $15,000 for the Compensation Committee and $10,000 for the Governance and Nominating Committee; and

•	annual payment of $35,000 to our lead director for service in that capacity.
In the event a director serves on our Board for less than a full term, or serves in a particular capacity for which he or she would receive an additional fee for less than a full term, the fees payable to that director are pro-rated accordingly. A director may elect to defer payment of all or a portion of the annual stipend and meeting fees payable to him in order to postpone taxation on such amounts. In addition to the above payments, we also reimburse our non-employee directors for certain expenses in connection with attendance at Board meetings.
EQUITY AWARDS. We pay the following equity-based compensation to our non-employee directors:

•	upon a new director’s election or appointment to the Board, that director is granted:

◦	an initial award of RSUs equal in value to $100,000, vesting in equal annual installments over two years from the date of grant, subject to the director’s continued service on our Board; and

◦
an award of RSUs equal in value to $175,000 (or a pro-rated portion of that amount, based on the length of the remaining term of service, in the event the director is appointed on a date other than the annual meeting), vesting in full on the date of the next annual meeting, subject to the director’s continued service on our Board; and

•
upon re-election to the Board, a director is granted an award of RSUs equal in value to $175,000, vesting in full on the later of (a) the date of the director's completion of his or her year of Board service or (b) 12 months from the date of grant of such award, in each case subject to the director's completion of his or her year of Board service.

These awards are granted pursuant to our Amended and Restated 2012 Equity Incentive Plan. Non-employee directors are also eligible to receive discretionary awards in recognition of exemplary service above and beyond the standard workload of a director. No such awards were granted in fiscal 2020.

28	8x8, Inc. 2020 Proxy Statement

Change-in-Control. Upon a change-in-control, all unvested stock options and restricted stock units then held by directors will accelerate to become fully vested as of the date of such change-in-control. For this purpose, a change-in-control generally means (1) the liquidation or dissolution of the Company; (2) the sale of stock by stockholders representing more than 50% of our voting stock, or a sale, transfer, or other disposition of all or substantially all of our assets; or (3) a merger or consolidation after which the stockholders immediately before such transaction do not retain more than 50% of the outstanding voting stock.
Fiscal 2020 Director Compensation Table
The table below sets forth summary information concerning the compensation paid to each of our non-employee directors for their services as directors during fiscal 2020 (1):

Name(2)	Fees Earned or Paid in Cash(3) ($)	Stock Awards(4)(5) ($)	All Other Compensation ($)	Total ($)
Eric Salzman	72,500	174,984	—	247,484
Jaswinder Pal Singh	82,783	174,984	—	257,767
Vladimir Jacimovic	40,000	174,984	—	214,984
Monique Bonner	62,003	174,984	—	236,987
Todd Ford(6)	60,334	304,127	—	364,461
Elizabeth Theophille(7)	31,315	295,914	—	327,229
Ian Potter(8)	21,337	—	—	21,337
Maj. Gen. Guy L. Hecker, Jr.(9)	26,250	—	287,348	313,598

(1)
Includes only those columns relating to compensation awarded to, earned by, or paid to directors for their services in fiscal 2020. All other columns have been omitted. Vikram Verma and Bryan Martin do not receive any additional compensation for serving as members of the Board, and their compensation from 8x8 is fully reflected in the Summary Compensation Table.

(2)As of March 31, 2020, each of our non-employee directors that served as directors in fiscal 2020 held outstanding options to purchase, and RSUs representing the right to acquire, the number of shares indicated in the table below:

Name	Stock Options	RSUs
Eric Salzman	75,000	7,424
Jaswinder Pal Singh	75,000	7,424
Vladimir Jacimovic	75,000	7,424
Monique Bonner	—	10,151
Todd Ford	—	11,568
Elizabeth Theophille	—	11,469
Ian Potter (8)	—	—
Maj. Gen. Guy L. Hecker, Jr. (9)	—	7,427

(3)	Fees earned in cash are pro-rated to reflect actual time spent on the Board and/or Board Committee.

(4)
On August 1, 2019, Mr. Ford, Mr. Salzman, Mr. Potter, Dr. Singh, Mr. Jacimovic, Ms. Bonner, and Ms. Theophille each received a grant of a stock award in the form of RSUs representing the right to receive 7,424 shares of common stock upon the completion of the director’s board service year, subject to his or her continued service through such date. Maj. Gen. Hecker retired from the Board in May 2019 and Mr. Potter did not stand for reelection in 2019 and so neither received a stock grant in fiscal 2020.

(5)
The amounts reported reflect the aggregate grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718 based on the closing market price of our common stock on the grant date. For a more detailed discussion of the valuation model and assumptions used to calculate the fair value of our stock awards, refer to note 1 to the consolidated financial statements contained in our Annual Report on Form 10-K for our fiscal year ended March 31, 2020.

(6)
On June 1, 2019, upon his appointment to the Board, Mr. Ford received grants of (1) RSUs representing rights to receive 1,208 shares of common stock, vesting upon the completion of his then-current board service year, and (2) RSUs representing rights to receive 4,144 shares of common stock, vesting in two equal installments on the first and second anniversaries of the grant date, subject in each case to his continued service through such date.

(7)
On June 19, 2019, upon her appointment to the Board, Ms. Theophille received grants of (1) RSUs representing rights to receive 847 shares of common stock, vesting upon the completion of her then-current board service year, and (2) RSUs representing rights to receive 4,045 shares of common stock, vesting in two equal installments on the first and second anniversaries of the grant date, subject in each case to her continued service through such date.

8x8, Inc. 2020 Proxy Statement	29

(8)	Ian Potter did not stand for reelection in August 2019.

(9)
Maj. Gen. Hecker retired from the Board on May 6, 2019. After his retirement from the Board, on August 19, 2019, Maj. Gen. Hecker entered into a Consulting Agreement with the Company, under which, in consideration for advising the Company on matters that might arise related to the Company or its cloud services through May 6, 2020, Maj. Gen Hecker was entitled to the following consulting fees, which are included in the "All Other Compensation" column of the Fiscal 2020 Director Compensation Table: (1) 7,427 RSUs, which were granted on September 17, 2019 vesting in full on May 6, 2020, and were valued at $175,351 on the date of grant, and (2) $111,997 in consulting fees, payable in cash in three equal installments during the term of the Consulting Agreement within thirty days of August 30, 2019, December 6, 2019 and May 6, 2020. The amount reported for the RSUs reflects the aggregate grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718 based on the closing market price of our common stock on the grant date.

Non-Employee Director Stock Ownership Requirement
The Board has adopted a policy requiring all non-employee directors to hold a number of shares of common stock with a value equal to $200,000 measured annually at the end of each fiscal year, beginning with the fiscal year end following the fifth anniversary of the director’s election to the Board. The shares counted towards satisfaction of the ownership requirement include shares held by the non-employee director and his or her immediate family members residing in the same household, and shares held in trust for the benefit of the non-employee director and his or her immediate family members residing in the same household.
Shares subject to vested RSUs that have not settled by the measurement date are counted for the purpose of this ownership requirement, but shares subject to unvested RSUs are excluded. For purposes of this requirement each share of common stock is valued based on the closing price of our common stock on NYSE, as of the last trading day of the fiscal year. A non-employee director who has not met the applicable stock ownership guideline as of the specified measurement date will be required to retain an amount equal to 100% of the shares awarded to such director as compensation for service on the Board until the requirement has been met.
On March 31, 2020, three of our non-employee directors were subject to the minimum stock ownership requirement: Mr. Salzman, Dr. Singh and Mr. Jacimovic. On March 31, 2020 (the last trading day of fiscal 2020), our stock price was $13.87, and, therefore, each non-employee director subject to the minimum stock ownership requirement was required to hold at least 14,420 shares of our common stock.
Based solely on our review of written representations from each non-employee director subject to the minimum stock ownership requirement, we believe that each such director complied with the minimum stock ownership requirement as of March 31, 2020.

30	8x8, Inc. 2020 Proxy Statement

PROPOSAL ONE — ELECTION OF DIRECTORS
Nominees
Our Board currently consists of eight directors, all of whom have agreed to being named as nominees and stand for re-election at the 2020 Annual Meeting and serve as directors if elected. We believe that our director nominees, individually and together as a whole, possess the requisite skills, experience and qualifications necessary to carry out their duties and to serve the best interests of 8x8 and its stockholders. Set forth below is a brief biography of each nominee and a description of certain key attributes that the Board considered in recommending such nominee for election. All information is presented as of the date of this Proxy Statement.
Each of the directors elected at the 2020 Annual Meeting will hold office until the 2021 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified.

Nominee	Professional and Academic Experience			Skills and Attributes
Bryan R. Martin San Jose, California	▪	Mr. Martin has served 8x8 for almost 30 years in a variety of supervisory, executive and operational roles, including:
We believe Mr. Martin’s qualifications to serve as a director include his 25 years of experience in senior management roles within 8x8, including over ten years as our Chief Executive Officer, during which period he led 8x8's transformation into a cloud-based provider of communications services sold and delivered under a Software-as-a-Service model. Mr. Martin has over 25 years of experience in the design, development, marketing and sale of communications solutions, and a proven track record of technical expertise and innovation. He also has extensive knowledge of the regulatory and competitive landscape in which we operate, which we believe gives him valuable perspective on industry trends and opportunities.

		▪	Chairman (2003 to present)
		▪	Chief Technology Officer (2013 to present)
		▪	Director (2001 to present)
		▪	Chief Executive Officer (2002 to 2013)
		▪	President (2007 to 2008; 2011)
		▪	Various engineering and operations positions (1990 to 2002), including Chief Operating Officer and Senior Vice President, Engineering Operation.
Age: 52 Director Since: 2001 Independent: No Chairman of the Board	▪
Mr. Martin has served on the California Emerging Technology Fund's Board of Expert Advisors, and he chaired the Emerging Technologies and New Applications Working Group of the California Broadband Task Force for the Business, Transportation and Housing Agency.

	▪		He is a named inventor in more than 65 U.S. patents in the fields of semiconductors, computer architecture, video processing algorithms, videophones and communications.
	▪		Mr. Martin received a B.S. and a M.S. in Electrical Engineering from Stanford University.

8x8, Inc. 2020 Proxy Statement	31

Nominee	Professional and Academic Experience		Skills and Attributes
Vikram Verma San Jose, California	▪	Mr. Verma has served as our Chief Executive Officer since September 2013, and as a member of our Board since 2012.
At Savi and Lockheed, Mr. Verma established himself as a leader with the vision to anticipate industry trends and the emergence of new markets for products and services, and the management skills required to execute upon market opportunities. We believe Mr. Verma’s qualifications to serve as a director, in addition to being our Chief Executive Officer for over six years, include his experience leading Savi Technology, Inc. through its growth and eventual sale to Lockheed Martin; his track record of successfully bringing advanced technology-based solutions to new domestic and international markets in a scalable manner; and his record of technical and business innovation, all of which are important components for our business success.

	▪	He has served on the board of directors of Cambium Networks, Inc., a leading global provider of wireless networking solutions, since January 2019.
▪
From October 2008 to August 2013, he served as President of Strategic Venture Development at Lockheed Martin, where he was responsible for monetizing the company’s existing technologies in new global commercial markets through technology incubators, intellectual property licensing and international strategic partnerships.

Age: 55 Director Since: 2012 Independent: No	▪
From 2006 to 2008, he served as President of IS&GS Savi Group, a Lockheed Martin technology and information services division providing real-time supply chain management and security solutions for government and commercial markets worldwide.

	▪	Prior to that, he served as Chairman and Chief Executive Officer of Savi Technology, Inc. (acquired by Lockheed Martin in 2006).
	▪	Mr. Verma was named a ‘‘Technology Pioneer’’ by the World Economic Forum in Davos, Switzerland, and was selected as a Tau Beta Pi—Williams Fellow. He is the named inventor in eight issued patents.
▪
Mr. Verma received a B.S.E.E. degree from the Florida Institute of Technology, a M.S.E degree from University of Michigan and the graduate degree of Engineer in electrical engineering from Stanford University. He attended executive management programs at the Harvard Business School, Stanford Graduate School of Business and the University of California at Berkeley Haas School of Business.

32	8x8, Inc. 2020 Proxy Statement

Nominee	Professional and Academic Experience		Skills and Attributes
Eric Salzman New York, New York	▪	Mr. Salzman has nearly 20 years of experience investing in and advising technology companies with a focus on the communications and software sectors.
We believe Mr. Salzman’s qualifications to serve as a director include his 20 years investing in and advising high-growth technology companies, and his experience serving on the boards of directors of other public and private companies. We believe Mr. Salzman is well-positioned to provide strategic advice on all aspects of our business, as well as in corporate governance and executive compensation matters.

▪
He has extensive M&A, capital markets, private equity and board experience, having served on the boards of 10 companies including as executive chairman, as well as chairman of the audit, compensation and strategic committees. He currently serves as a director for three private-equity-owned technology companies.

▪
Since 2011, Mr. Salzman has been the Managing Member of SarniHaan Capital Partners LLC, a boutique consulting firm that provides high impact strategic advice to public and private technology companies.

Age: 53 Director Since: 2012 Independent: Yes Compensation Committee (Chair) Audit Committee (Member) Governance and Nominating Committee (Member)	▪	Prior to SarniHaan, he was employed by Lehman Brothers Holdings as a Managing Director in the Private Equity and Principal Investing Group as well as in the Global Trading Strategies Division.
▪
Prior to Lehman Brothers, he served as a senior research analyst covering the technology and communications sectors in the hedge fund industry and was a private equity investment professional at two communications- focused private equity funds.

	▪	He began his career in the M&A Group at CS First Boston.
	▪	Mr. Salzman holds a B.A. Honors from the University of Michigan and an MBA from Harvard University.

8x8, Inc. 2020 Proxy Statement	33

Nominee	Professional and Academic Experience		Skills and Attributes
Jaswinder Pal Singh Princeton, New Jersey	▪	Dr. Singh is currently a Full Professor of Computer Science at Princeton University, where he has served on the faculty for over 20 years.
We believe Dr. Singh’s qualifications to serve as a director include his experience as an entrepreneur and executive who successfully managed the rapid growth of an on-line retail company; his expertise in software engineering, as a leading authority on scalable computing systems, infrastructure and applications; and his experience managing and advising several other technology companies.

▪
Dr. Singh also served as an advisor to Right Media, Inc., a SaaS online advertising exchange that was acquired by Yahoo in 2007, and later led the development of Yahoo’s innovative next- generation advertising marketplace.

	▪	He is co-author of ‘‘Parallel Computer Architecture: A Hardware-Software Approach,’’ a leading textbook in parallel computing.
	▪	Dr. Singh is a named inventor under several patents, and an author of over 75 published research papers.
Age: 55 Director Since: 2013 Independent: Yes Lead Independent Director Compensation Committee (Member) Governance and Nominating Committee (Member)	▪	He holds a BSE degree from Princeton University, and MS and PhD degrees from Stanford University.

Nominee	Professional and Academic Experience		Skills and Attributes
Vladimir Jacimovic San Francisco, California	▪	Mr. Jacimovic is founder and Managing Partner of Continuum Capital Partners, an investment firm that specializes in crossover investments targeting private and public technology companies.
We believe Mr. Jacimovic’s qualifications to serve as director include his 25 years of investing and operating experience with high growth companies in the technology and services industry with specific expertise in the SaaS, big data and security segments.

▪
Previously, he was a Partner at New Enterprise Associates (NEA), a leading global venture capital firm focused on helping entrepreneurs build transformational businesses across multiple stages, sectors and geographies, and a Managing Director at Crosslink Capital, a leading stage-independent venture capital firm.

	▪	Since beginning his venture career in 1996, he has been involved in more than 30 investments in software, communications, and technology enabled services.
Age: 56 Director Since: 2014 Independent: Yes	▪	Mr. Jacimovic holds an MBA from Harvard Business School and a BS in Computer Science and Mathematics from the University of San Francisco.

34	8x8, Inc. 2020 Proxy Statement

Nominee	Professional and Academic Experience		Skills and Attributes
Monique Bonner Cambridge, Massachusetts	▪
Ms. Bonner is Executive Vice President & Chief Marketing Officer at Akamai, where she leads Akamai’s marketing efforts globally including brand, communications, field and digital marketing, as well as the company’s sales and services training and enablement programs.

Monique Bonner is a global marketing executive with a track record of successfully building brands, developing customer-centric marketing strategies, driving strategic transformations, and motivating teams to exceptional performance. We believe that Ms. Bonner's extensive experience in leadership positions within the marketing functions of several large, public technology companies makes her uniquely positioned among our Board members to provide strategic and operational guidance at a time when we are looking to reinvigorate our sales and marketing function.

▪
Prior to Akamai, Ms. Bonner spent 16 years at Dell Technologies in a variety of roles including sales, operations, strategy, and marketing. She led the company’s first global brand strategy work and designed and developed their digital innovation roadmap for marketing. She was also based in Europe for seven years.

	▪	Ms. Bonner serves on the Boards of Directors for the Akamai Foundation, and the Lake Champlain Maritime Museum.
	▪	She earned a Bachelor of Arts from Middlebury College and Master of Business from the University of Michigan.
Age: 49 Director Since: 2018 Independent: Yes Audit Committee (Member) Governance and Nominating Committee (Chair)	▪	She was named 2018 Massachusetts Technology Leadership Council CMO of the Year.

8x8, Inc. 2020 Proxy Statement	35

Nominee	Professional and Academic Experience		Skills and Attributes
Todd Ford San Francisco, California	▪	Mr. Ford has been Chief Financial Officer at Coupa Software, Inc. since 2015.
We believe Mr. Ford’s qualifications to serve as a director include his 15+ years experience as chief financial officer and in other executive roles at public technology companies. Mr. Ford has been part of the leadership teams that guided the rapid growth and scaling of several successful SaaS businesses, including most recently as chief financial officer of Coupa Software, overseeing the company's expansion since its initial public offering. In light of his management experience, expertise with the SaaS business model and familiarity with go-to-market strategies used by companies in adjacent industries, we believe Mr. Ford can offer high-level strategic advice and day-to-day operational insights to help 8x8 manage our growth successfully.

	▪	Mr. Ford served as the Chief Financial Officer of MobileIron, Inc., a mobile IT platform company for enterprises, from December 2013 to May 2015.
	▪	From June 2012 to July 2013, Mr. Ford served as the co-Chief Executive Officer and Chief Operating Officer of Canara, Inc., a provider of power systems infrastructure and predictive services.
	▪	From July 2007 to December 2013, Mr. Ford also served as the Managing Director of Broken Arrow Capital, a venture capital firm he founded in July 2007.
Age: 53 Director Since: 2019 Independent: Yes Audit Committee (Chair) Compensation Committee (Member)	▪
From April 2006 to May 2007, Mr. Ford served as President of Rackable Systems, Inc., a manufacturer of server and storage products for large-scale data center deployments (subsequently named Silicon Graphics International Corporation) and from December 2002 to April 2006, he served as Chief Financial Officer of Rackable Systems.

	▪	Mr. Ford has served on the board of directors of Performant Financial Corporation since October 2011. Mr. Ford holds a B.S. in Accounting from Santa Clara University.

36	8x8, Inc. 2020 Proxy Statement

Nominee	Professional and Academic Experience			Skills and Attributes
Elizabeth Theophille Basel, Switzerland	■	Ms. Theophille currently serves as Chief Technology and Digital Officer of Novartis AG, where she has worked since November 2016.
In various senior management roles within large multi-national enterprises, Ms. Theophille has long been an evangelist for cloud-based IT services and an early adopter of innovative technologies. She has overseen the digital transformation of IT systems, an important part of the messaging behind our marketing and sales efforts. We believe that her extensive operational experience with IT systems, her familiarity with the implementation of cloud -based solutions and migration from legacy IT systems, and her experience with European markets, give her a valuable and unique perspective among our Board members, particularly as we continue to hone our go-to-market strategies.

	■	Prior to Novartis, Ms. Theophille worked at Alcatel-Lucent S.A. in France from 2011 to 2016, where she held several senior management positions, including:
		■	Group Chief Information Officer (2016)
		■	Chief Technology Officer (2013-2015)
		■	Vice President, Service Delivery (2011-2012)
Age: 53 Director Since: 2019 Independent: Yes
■
Prior to Alcatel-Lucent, Ms. Theophille served in management roles at Capgemini S.A. in Paris, France, B.P. International Ltd. in Uxbridge, UK, and Vivendi Universal S.A. and Seagram, both in Paris, France.

■
Ms. Theophille received a B.A., Business Administration, from International Management Center, Buckingham, UK, and a Higher National Certificate, Computer Science, from Glasgow College of Commerce, Glasgow, Scotland.

8x8, Inc. 2020 Proxy Statement	37

Vote Required and Recommendation
Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of our eight nominees. In the event that any of our nominees become unable or declines to serve as a director at the time of the 2020 Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board to fill the vacancy. It is not expected that any nominee listed will be unable or will decline to serve as a director.
The eight nominees receiving the most votes cast ‘‘FOR’’ their selection shall be elected as directors at the Annual Meeting. However, the Board has adopted a policy requiring each director nominee to agree that, if the nominee fails to receive more votes cast ‘‘FOR’’ his selection than ‘‘WITHHELD,’’ the nominee shall tender his or her resignation to the Governance and Nominating Committee of the Board, which is authorized to consider each resignation tendered under the policy and recommend to the Board whether or not to accept the resignation. Each nominee for director has agreed to abide by this policy.

The Board unanimously recommends that the stockholders vote ‘‘FOR’’ the election of the nominees set forth above.

38	8x8, Inc. 2020 Proxy Statement

Transactions with Related Persons and Certain Control Persons
We do not believe there were any transactions, or series of similar transactions, to which we were or are to be a party in which the amount involved exceeded $120,000, and in which any of our director, officer, beneficial owner of more than 5% of our common stock or any of his, her or its affiliates, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest during fiscal 2020, other than compensation described in the sections titled ‘‘Compensation of Non-Employee Directors’’ above and ‘‘Executive Compensation’’ below.
The Audit Committee is responsible for reviewing and approving all business transactions between us and any of the persons described above, whom we refer to as a "related person." It is our policy to require that all transactions between us and a related person also be approved by our Board, including a majority of independent directors who are disinterested in the transactions to be approved. Our Corporate Governance Principles further require that the Board determine or delegate to the Audit Committee to determine, on a case by case basis, whether a conflict of interest exists. Each director will advise the Board of any situation that could potentially be a conflict of interest and will not vote on an issue in which he or she has an interest.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than ten percent of our common stock (collectively, ‘‘Reporting Persons’’) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of such reports furnished to us during the fiscal year ended March 31, 2020 or written representations provided by the Reporting Person, we believe that none of the Reporting Persons failed to file timely reports under Section 16(a).

39	8x8, Inc. 2020 Proxy Statement

AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee oversees our financial reporting process on behalf of the Board. Management is responsible for our internal controls, financial reporting process and compliance with laws, regulations and ethical business standards. Our independent registered public accounting firm is responsible for performing an integrated audit of our consolidated financial statements and of our internal control over financial reporting in accordance with standards of the public company accounting oversight board (United States), and to issue opinions thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this capacity, the Audit Committee provides advice, counsel, and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.
The Audit Committee reviewed and discussed our fiscal 2020 audited consolidated financial statements with our management and Moss Adams LLP, our independent registered public accounting firm for fiscal 2020. The Audit Committee reviewed and discussed with management and the independent auditor management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s opinion about the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with Moss Adams LLP matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, ‘‘Communications with Audit Committees’’ and by the SEC, as currently in effect. The Audit Committee received written disclosures and a letter from the independent auditors pursuant to the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the auditors their independence.
Based upon the Audit Committee’s discussions with management and the auditors and the Audit Committee’s review of the representations of management and the report of the auditors to the Audit Committee, the Audit Committee recommended to the Board, and the Board approved, the inclusion of our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020.
THE AUDIT COMMITTEE
Todd Ford, Chairman
Monique Bonner
Eric Salzman

PROPOSAL TWO RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
The Audit Committee of the Board is directly responsible for the appointment of our independent registered public accounting firm. The Audit Committee has appointed Moss Adams LLP, Independent Registered Accounting Firm, to audit our financial statements for the fiscal year ending March 31, 2021. The Board proposes that the stockholders ratify this appointment. The Audit Committee understands the need for Moss Adams LLP to maintain objectivity and independence in its audits of our financial statements.
The Audit Committee previously retained Moss Adams LLP to audit our consolidated financial statements for fiscal 2020 and also to provide other auditing and non-auditing services during fiscal 2020. The Audit Committee reviewed all non-audit services provided by Moss Adams LLP and concluded that the provision of such services was compatible with maintaining Moss Adams LLP’s independence in the conduct of its auditing functions.
To help ensure the independence of the independent registered public accounting firm, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for us by our independent registered public accounting firm. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next regularly scheduled meeting. All services rendered by Moss Adams LLP for our fiscal years ended March 31, 2019 and 2020 were pre-approved by our Audit Committee.
The following table sets forth the aggregate fees billed to us by Moss Adams LLP for the fiscal years ended March 31, 2020 and 2019:

Service Categories	Fiscal 2020	Fiscal 2019
Audit fees(1)	$1,088,000	$976,000
Audit-related fees(2)	$102,000	$85,000
Total	$1,190,000	$1,061,000

(1)
Audit fees consist of fees for professional services provided in connection with (i) the audit of our financial statements; (ii) audit of our internal control over financial reporting; (iii) reviews of our quarterly financial statements; and (iv) reviews in connection with our filing of Form S-8 registration statements with the SEC.

(2)	Audit-related fees consist of fees for professional services provided in conjunction with the audit of our employee benefit plan and issuance of comfort letters.

Vote Required and Recommendation
The ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for fiscal 2021 will require the affirmative vote of holders of a majority of the shares entitled to vote on this matter. Abstentions are not counted as affirmative votes and therefore have the same effect as a vote against the proposal. In the event that stockholders fail to ratify the appointment, the Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests.
Representatives of Moss Adams LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board unanimously recommends that the stockholders vote ‘‘FOR’’
the proposal to ratify our Audit Committee’s appointment of Moss Adams LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2021.

8x8, Inc. 2020 Proxy Statement	41

EQUITY COMPENSATION PLAN INFORMATION
The tables below provide information as of March 31, 2020 and May 31, 2020, respectively, concerning shares of our common stock that may be issued upon the exercise of outstanding stock options, warrants and other rights, and that remain available for future issuance, under all of our equity compensation plans, including:

•	8x8, Inc. Amended and Restated 2017 New Employee Inducement Incentive Plan;

•	8x8, Inc. Amended and Restated 2013 New Employee Inducement Incentive Plan;

•	8x8, Inc. Amended and Restated 2012 Equity Incentive Plan;

•	8x8, Inc. 2006 Stock Plan; and
•8x8, Inc. Amended and Restated 1996 Employee Stock Purchase Plan.

As of May 31, 2020: Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights	Weighted- Average Exercise Price of Outstanding Options Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the1st Column of this Table)
Equity Compensation plans approved by security holders (1)	1,858,319	$1.46	17,592,769
Equity Compensation plans not approved by security holders(2)	401,360	$0.48	600,239
Total	2,259,679	$1.94	18,193,008

As of March 31, 2020: Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the1st Column of this Table)
Equity Compensation plans approved by security holders (1)	1,858,819	$1.40	17,697,818
Equity Compensation plans not approved by security holders(2)	415,444	$0.48	568,228
Total	2,274,263	$1.88	18,266,046

(1)
The amounts in this row reflect shares issuable pursuant to awards that have been or may be granted under the 8x8, Inc. Amended and Restated 2012 Equity Incentive Plan (the "2012 Plan"), the 8x8, Inc. 2006 Stock Plan (the "2006 Plan") or the 8x8, Inc. Amended and Restated 1996 Employee Stock Purchase Plan. We ceased granting awards under the 2006 Plan in 2012 and we are not authorized to grant any new awards under the 2006 Plan, although we may continue to issue shares pursuant to outstanding awards under that plan. Awards that may be granted under the 2012 Plan include stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and stock grants. Shares that are issuable pursuant to awards of restricted stock, RSUs, PSUs and stock grants made after August 1, 2019 are counted against the plan limit at the rate of one share for every one share issuable pursuant to any such award.

(2)
The amounts in this row reflect shares issuable pursuant to awards that have been or may be granted under the 8x8, Inc. Amended and Restated 2013 New Employee Inducement Incentive Plan (the "2013 Plan") or the 8x8, Inc. Amended and Restated 2017 New Employee Inducement Incentive Plan (the "2017 Plan). We ceased granting awards under the 2013 Plan in 2016 and we are not authorized to grant any new awards under the 2013 Plan, although we may continue to issue shares pursuant to outstanding awards under that plan.

Outstanding awards granted under the 2013 Plan or 2017 Plan prior to December 8, 2017 (the date on which we transferred the listing of our common stock from NASDAQ to the New York Stock Exchange) were granted in accordance with Rule 5635(c)(4) of the NASDAQ listing rules. Awards granted on or after December 8, 2017 were, and future awards will be, granted under the 2017 Plan in accordance with Section 303.08A of the NYSE listing rules. In accordance with the applicable listing exchange rules, all awards granted under these two Plans were granted to new employees as inducements material to their entering into employment with us. Awards granted under the 2013 Plan or the 2017 Plan in reliance on the applicable listing exchange rules referenced above do not require stockholder approval. Those rules require, among other things, that all such awards be approved by the Compensation Committee or by a majority of the independent directors on our Board.

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PROPOSAL THREE — APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED 1996 EMPLOYEE STOCK PURCHASE PLAN OF 8X8, INC.

At the Annual Meeting, the stockholders will be asked to approve and ratify the amendments to the Amended and Restated 1996 Employee Stock Purchase Plan (the "Restated Purchase Plan") adopted by the Board on May 4, 2020, to increase the number of shares reserved for issuance thereunder by 3,000,000 shares and to eliminate the "evergreen" formula, thereby requiring all subsequent increase in shares available for issuance under the Restated Purchase Plan, as amended, to be approved by the Board and stockholders.

Shares Subject to the Restated Purchase Plan

Subject to and effective upon approval by the stockholders at the Annual Meeting, the Board approved an increase of 3,000,000 to the number of shares available for issuance under the Restated Purchase Plan, as amended. In addition, the Board eliminated the "evergreen" formula, thereby requiring any subsequent increase in shares available for issuance under the Restated Purchase Plan, as amended, to be approved by the Board and stockholders. As of the Record Date, 582,312 shares were available for issuance under the Restated Purchase Plan. However, the Restated Purchase Plan has a purchase date scheduled after the Record Date, and the number of shares issued on such date is dependent on our future stock price. Thus, as of August 10, 2020, upon approval of stockholders of the Company, there will be an aggregate of no more than 3,582,312 shares available for issuance under the Restated Purchase Plan, which reflects the share increase of 3,000,000 shares, plus the number of shares available for issuance under the Restated Purchase Plan as of the Record Date.

Summary of the Restated Purchase Plan

The following summary of the Restated Purchase Plan, as amended, is qualified in its entirety by the specific language of the Restated Purchase Plan, as amended, a copy of which is attached as Appendix A.

General. The Restated Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code (the "Code"). Each participant will be granted upon entry into an offering period under the Restated Purchase Plan the right to purchase (a "Purchase Right") through accumulated payroll deductions up to a number of shares determined in accordance with the Restated Purchase Plan. A participant's Purchase Right will be automatically exercised on each successive purchase date during the offering period unless the Purchase Right has terminated prior to such date.

Shares Subject to Plan. Subject to stockholder approval at the Annual Meeting, the Restated Purchase Plan will have no more than 3,582,312 of our authorized but unissued or reacquired shares of common stock reserved for issuance under the Restated Purchase Plan, subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without the receipt of consideration by the Company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Restated Purchase Plan. Any other subsequent increase in the number of shares of common stock reserved for issuance under the Restated Purchase Plan, other than due to the adjustments noted above, must be approved by the Board and stockholders.

Administration. The Restated Purchase Plan may be administered by the Board or the Compensation Committee (the "Plan Administrator"). Subject to the provisions of the Restated Purchase Plan, the Plan Administrator determines the terms and conditions of Purchase Rights granted under the plan. The Plan Administrator may adopt such rules, policies, procedures, limitations or guidelines as it deems advisable for proper administration of the plan, consistent with the requirements of section 423 of the Code. The Plan Administrator will interpret the Restated Purchase Plan, and decisions of the Plan Administrator are final and binding on all parties having an interest in the plan.

Eligibility. All of our employees and the employees of any parent or subsidiary corporation of the Company designated by the Plan Administrator for inclusion in the Restated Purchase Plan are eligible to participate in the plan. However, no employee who owns or holds options to purchase, or who, as a result of being granted a Purchase Right under the

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Restated Purchase Plan, would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company may be granted a Purchase Right under the Restated Purchase Plan.

Offering Periods. Shares of our common stock are offered under the Restated Purchase Plan through a series of successive offering periods having a duration established by the Plan Administrator, not exceeding 27 months. Generally, as the Purchase Plan is currently administered, offering periods have had durations of 12 months and have been comprised of a series of two six-month purchase intervals commencing on the first business days of February and August of each year. Beginning in August 2020, these intervals will become the first business days on or after February 10 and August 10 of each year.

Purchases occur on the last day of each purchase interval. Should the fair market value per share of our common stock on any purchase date during an offering period (other than the final purchase date of any offering period) be less than the fair market value per share at the start of the offering period, then that offering period will automatically terminate immediately following the purchase of shares and a new offering period will commence on the next business day following the purchase date.

Participation. Eligible employees may commence participation in the Restated Purchase Plan at the beginning of an offering period. Beginning in August 2020, these entry dates will generally occur on the first business days on or after February 10 and August 10 of each year. To enroll in the plan, an eligible employee must authorize payroll deductions prior to the applicable entry date. Payroll deductions may not exceed 20% of a participant's base compensation (as defined by the Restated Purchase Plan) during each purchase interval within an offering period, unless a different limit is established by the Plan Administrator. A participant's authorized payroll deductions will continue throughout the offering period, unless (i) the participant makes an election to increase or decrease the rate of or to stop his or her payroll deductions, (ii) the participant voluntarily terminates his or her Purchase Right, or (iii) the participant ceases to be eligible to participate in the Restated Purchase Plan. Upon termination of a participant's Purchase Right, we will refund without interest the participant's accumulated payroll deductions not previously applied to the purchase of shares. Once a participant's Purchase Right in an offering period has terminated, the participant may not resume participation in the same offering period and may only resume participation by enrolling in a subsequent offering period.

Grant of Purchase Rights. Subject to certain limitations, each participant in an offering period will be granted on his or her entry date a Purchase Right exercisable for the number of whole shares determined by dividing the participant's payroll deductions accumulated during the purchase interval ending on the purchase date by the applicable purchase price. However, in no event will a participant be permitted to purchase during any purchase interval more than a number of shares determined by dividing $25,000 by the fair market value of a share of our common stock on the entry date, or such lower limit as may be established from time to time by the Plan Administrator. In addition, under applicable tax rules governing qualified employee stock purchase plans, no participant may be granted a Purchase Right that would permit the participant to purchase shares of our common stock under the Restated Purchase Plan or any other employee stock purchase plan of the Company or of any parent or subsidiary corporation of the Company having a fair market value exceeding $25,000 per calendar year in which the Purchase Right is outstanding at any time. Purchase Rights are nontransferable and may only be exercised by the participant.

Purchase of Shares. As soon as practicable after the last business day of each purchase interval during an offering period, we will issue to each participant in the offering period the number of shares determined by dividing the amount of payroll deductions accumulated for the participant during the purchase interval by the purchase price, subject to the limitations described above. The price at which shares are sold under the Restated Purchase Plan will be established by the Plan Administrator but may not be less than 85% of the lesser of the fair market value per share on the participant's entry date into the offering period or on the purchase date. Fair market value means the closing price of a share on any given date. On April 30, 2020, the closing price of our common stock on the Nasdaq Global Select Market was $16.96 per share. Any payroll deductions under the Restated Purchase Plan not applied to the purchase of shares on any purchase date will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share, in which case the remaining amount may be applied to purchase shares on the next purchase date.

44	8x8, Inc. 2020 Proxy Statement

Change in Control. In the event of a merger or consolidation to which we are a party or a sale of all or substantially all of our assets, each outstanding Purchase Right will be exercised on a date prior to the effective date of such transaction specified by the Plan Administrator.

International Stock Purchase Rights. To provide us with greater flexibility in structuring our equity compensation programs for our non-U.S. employees, the Restated Purchase Plan also permits us to grant employees of our non-U.S. subsidiary entities rights to purchase shares of our common stock pursuant to rules or sub-plans adopted by the Plan Administrator in order to achieve tax, securities law or other compliance objectives ("International Awards"). While the Restated Purchase Plan is intended to be a qualified "employee stock purchase plan" within the meaning of section 423 of the Code, these International Awards are not intended to qualify under section 423. Please refer to "Summary of Certain United States Federal Income Tax Consequences" below for a discussion of tax consequences under section 423.

Termination or Amendment. The Restated Purchase Plan will continue in effect until terminated by the Board. The Board may at any time amend or terminate the Restated Purchase Plan, except that the approval of the stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Restated Purchase Plan.

Summary of Certain United States Federal Income Tax Consequences. The following summary is intended only as a general guide as to certain United States federal income tax consequences under current law of participation in the Restated Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances, including the effect of tax laws of any municipality, state or foreign country in which the participant may reside. Participants should consult their own tax advisors with respect to the tax consequences of participation in the Restated Purchase Plan.

The Restated Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of section 423 of the Code. Provided that the Restated Purchase Plan so qualifies, there are generally no tax consequences to an employee of either being granted a Purchase Right or purchasing shares.

The tax consequences of a disposition of shares acquired under the Restated Purchase Plan vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after his or her entry date into the offering period in which the shares are acquired or within one year after the purchase date on which the shares are acquired (a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the purchase date and the purchase price. Such income is not currently subject to income tax withholding. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss.

If the participant disposes of shares more than two years after his or her entry date into the offering period in which the shares are acquired and more than one year after the purchase date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) 15% of the fair market value of the shares on the entry date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss.

If the participant still owns the purchased shares at the time of death, the lesser of the amount by which the fair market value of the shares on the date of death exceeds the purchase price or 15% of the fair market value of the shares on the entry date of the offering period during which those shares were purchased will constitute ordinary income in the year of death.

If the participant disposes of the shares in a disqualifying disposition, we should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed the Company.

New Plan Benefits. Because benefits under the Restated Purchase Plan will depend on employees' elections to participate and to purchase shares under the Restated Purchase Plan at various future dates, it is not possible to

8x8, Inc. 2020 Proxy Statement	45

determine the benefits that will be received by executive officers and other employees. Non-employee directors are not eligible to participate in the Restated Purchase Plan.

Vote Required and Board of Directors' Recommendation. The proposal to approve the Restated Purchase Plan will require approval by a majority of the shares of common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote on such proposal.

The Board believes that the opportunity to purchase shares under the Restated Purchase Plan is an important factor in motivating and maintaining the morale of the Company's valuable employees. The Board believes equity-based reward programs such as the Restated Purchase Plan are important tools to retain the Company's valued employees and to closely align their interests with those of our stockholders. Consequently, the Board believes that it is in the best interests of our stockholders to approve the Restated Purchase Plan.

The Board of Directors Recommends a Vote ‘‘FOR’’ approval of the proposed amendments to the Amended & Restated 1996 Employee Stock Purchase Plan, including to increase the number of shares currently reserved for issuance by an additional 3,000,000 shares and elimination of the "evergreen" formula requiring all future share increases be approved by the Board and stockholders.

46	8x8, Inc. 2020 Proxy Statement

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information regarding the fiscal 2020 compensation program for our "named executive officers," or "NEOs." The following provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each material element of compensation that we provide our NEOs. In addition, we explain how and why the Compensation Committee and the Board arrived at the specific compensation policies and decisions involving our NEOs during fiscal 2020.
For fiscal 2020, our NEOs included:

•	Vikram Verma, our Chief Executive Officer (our ‘‘CEO’’);

•	Steven Gatoff, our Chief Financial Officer (our ‘‘CFO’’)(1);

•	Bryan R. Martin, our Chairman of the Board and Chief Technology Officer (our "CTO");

•	Dejan Deklich, our Chief Product Officer; and

•	Matthew Zinn, our Senior Vice President, General Counsel, Secretary & Chief Privacy Officer (our "General Counsel").
____________________
(1) On June 9, 2020, the Company announced the promotion of Samuel Wilson to CFO, effective June 8, 2020. Mr. Wilson succeeded Steven Gatoff who, after a transition period with Mr. Wilson, will leave the Company to pursue other opportunities. Mr. Wilson is not a NEO for 2020.
Overview
We believe that the market for our communications platform continues to present a substantial opportunity, as the way people connect is changing by the day. Starting in fiscal 2018 and continuing into fiscal 2020, we have been executing a long-term strategy highlighted by increased investment, particularly in our sales and marketing and research and development functions, and the reorganization of several teams within those functions. In fiscal 2020, our goal was to maintain a continued focus on go-to-market investments to better position us to achieve long-term and sustained returns for our investors. Achieving our goal depended on instituting a level of discipline and unrelenting focus to drive top-line growth at a larger scale and maintain investments in our business all to drive greater levels of growth and increased market share.
Business Highlights:
We made significant progress in fiscal 2020 achieving strong results across our business. Key areas of accomplishment included:

•	Service revenue increased 27% year-over-year to $414.1 million. Service revenue from mid-market and enterprise customers represented 43% of total service revenue and grew 51% over the prior year.

•
Extended our cloud technology platform with the acquisition of Wavecell, global communications platform-as-a-service ("CPaaS") that enables businesses to directly integrate our platform services within their websites, mobile apps and business systems.

•	Launched 8x8 Express, our self-service eCommerce offering in the US and UK.

•	Expanded our go-to-market reach with the channel community including partnering with value-added resellers (VARs) throughout the U.S. and Europe.

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Fiscal 2020 Compensation Highlights
Executive Compensation:
Our fiscal 2020 executive compensation program was designed to incentivize our executive officers to drive performance in alignment with our growth strategy. In line with our performance and compensation objectives, during fiscal 2020, we took the following compensation actions for our executives, including the named executive officers:

•
Base Salary: After evaluating the competitive positioning of base salary for our NEOs in the context of our overall compensation philosophy, the Compensation Committee determined to adjust salaries for four of our NEOs to be in line with the market. These adjustments were made after not having made any base pay increases for over four years, for our CEO, and over two years for others.

•
Short-Term Incentive Payouts Below Target: We entered fiscal 2020 with expectations for strong growth, building on the investments in our business in the prior years. As such, the Compensation Committee set stretch objectives to drive greater levels of growth. Further, Service Revenue targets were adjusted upwards in July 2019 to account for increased revenues from the acquisition of Wavecell Pte. Ltd. While service revenue increased 27% year-over-year, our performance for the year was below the stretch targets we established in our fiscal 2020 Employee Bonus Plan ("EBP"). As a result, our NEOs earned half or less of their target incentive opportunities under the EBP. In accordance with the terms of the EBP, our NEOs elected to receive all or a portion of their earned EBP for fiscal 2020 performance in the form of vested shares.

•
Continued Emphasis on Performance-Based Long-Term Incentives: Our NEOs were granted long-term incentives in the form of time-vesting restricted stock units (‘‘RSUs’’) and performance-based stock units with vesting tied to our relative total shareholder return (referred to as "PSUs" or ‘‘TSR PSUs’’). This approach to long-term incentives is consistent with the compensation program applicable to our NEOs during our prior fiscal year. The Compensation Committee believes that a balance of time- and performance-vesting equity effectively balances the retention and motivational aspects of our compensation program. Approximately 60% of the total long-term incentive value awarded to our CEO was delivered in the form of TSR PSUs, and approximately 50% of the total long-term incentive value awarded to each of our other NEOs was delivered in the form of TSR PSUs.

The Compensation Committee believes that the combination of base salary and both short-term and long-term incentives, including PSUs, effectively supports our compensation objectives.
Pay-for-Performance Philosophy
Effective pay-for-performance alignment is an important objective of our Compensation Committee in the design of our executive compensation program, particularly regarding the compensation of our CEO. To further this objective, we offer our CEO performance-based annual cash incentives, and we deliver a significant portion of his long-term incentive compensation opportunity in the form of RSUs and PSUs, for which the value realized will depend upon our total shareholder return, or TSR, during the period over which the shares vest or are earned.
During fiscal 2020, the mix of compensation awarded to our Chief Executive Officer was weighted heavily to performance-based incentives. As shown below, approximately 80% of our CEO's total compensation was awarded in the form of equity with long-term vesting requirements and for which the value realized will vary with our total shareholder return, or TSR, during the performance period. Furthermore, 60% of such long-term incentive equity value consisted of PSUs, which were also the largest component of CEO compensation and represented nearly 50% of total pay.

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(1)
Fiscal 2020 CEO Targeted Compensation Mix reflects Mr. Verma's annualized base salary, annual target bonus opportunity and equity awards granted in fiscal 2020. Mr. Verma's long-term equity is calculated using the stock price ($23.61) on the date of grant, which was September 17, 2019 for RSUs and PSUs. Achievement of PSUs will be measured based on relative TSR against the Russell 2000 Index (^RUT), as described in detail under "Long Term Incentive Compensation" below.

(2)
Fiscal 2020 NEO average Targeted Compensation Mix reflects the average annual base salary, average annual target bonus opportunity and the average value of equity awards granted to our NEOs, other than the CEO, in fiscal 2020. The NEO long-term equity is calculated using the stock price ($23.61) on the date of grant, which was September 17, 2019 for RSUs and PSUs. Achievement of PSUs will be measured based on relative TSR against the Russell 2000 Index (^RUT), as described in detail under "Long Term Incentive Compensation" below.

The incentive compensation of our NEOs is designed to both enhance and drive shareholder value creation. As such, we strive to continuously improve TSR and, therefore, align short-term compensation with short-term performance and long-term compensation with long-term performance and return. The link between the compensation of our CEO and TSR is illustrated in the following graph, which shows how both total compensation and incentive compensation for our CEO has varied over the past five years in alignment with the Company's five-year TSR:

(1)
The above chart illustrates CEO Total Pay for Mr. Verma. CEO Total Pay is comprised of salary earned, actual cash bonuses paid, all other compensation paid as reporting in the “Summary Compensation Table” below. Further, CEO Total Pay includes the "in- the-money" value of equity awards granted during each fiscal year, valued based on the closing market price of $13.86 per share of our common stock on the NYSE on March 31, 2020.

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Fiscal 2020 Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure they are consistent with our short- term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal 2020:

•
Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors who have established effective means for communicating with stockholders regarding their executive compensation ideas and concerns.

•	Independent Compensation Committee Advisors. The Compensation Committee engaged its own compensation consultant to assist with its fiscal 2020 compensation reviews.

•
Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to be certain that our compensation policies do not seem reasonably likely to promote conduct that could have a material adverse effect on the Company.

•
Other Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

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❖ Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our executive officers’ compensation is ‘‘at risk’’ based on corporate performance, as well as equity-based to align the interests of our executives and stockholders.

❖ No Special Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, or nonqualified deferred compensation plans or arrangements to our executive officers, other than our 401(k) Plan, which is open to all United States salaried employees.

❖ Change-in-Control Arrangements. Under our Executive Change-in-Control and Severance Policy, our CEO, EVPs and SVPs are eligible to receive certain specified payments and benefits in the event of a constructive termination of employment in connection with a change-in-control of the Company (a double trigger arrangement).

❖ No Special Health or Welfare Benefits. Our named executive officers participate in broad-based company- sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

❖ Executive Officer Stock Ownership Requirement. Each of our named executive officers is required to acquire and retain an ownership interest in shares of our common stock, at least equal in value to six times his current base salary in the case of the CEO, and one times his or her initial base salary in the case of other named executive officers, by prescribed dates.
❖ No Perquisites. We generally do not provide any perquisites or other personal benefits to our named executive officers.
❖ Multi-Year Vesting Requirements. The annual equity awards granted to our named executive officers generally vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.
❖ No Tax Reimbursements. We do not provide any tax reimbursement payments (including ‘‘gross-ups’’) on any severance or change-in-control payments or benefits.
❖  Clawback. Our 2012 equity incentive plan includes a clawback provision allowing for the repayment of award proceeds earned by a plan participant if the Compensation Committee determines that the participant has intentionally committed an act of embezzlement, fraud, dishonesty, or breach of fiduciary duty during the Participant’s employment that contributed to an obligation to restate the Company’s financial statements.

Executive Compensation Program Objectives
We have designed our executive compensation program to achieve the following objectives:

•	attract, develop, motivate, and retain top talent and focus our executive officers on key business goals that enhance stockholder value;

•	ensure executive compensation is aligned with our corporate strategies and business objectives;

•	provide meaningful equity ownership opportunities to our executives to align their incentives with the creation of stockholder value;

•	ensure fairness among our executives by recognizing the contributions each individual makes to our success, as well as the compensation history and prior experience of each executive officer; and

•	provide an incentive for long-term continued employment with us.

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To achieve these objectives, the Compensation Committee regularly evaluates our executive compensation program with the goal of setting compensation at levels it believes are aligned with our current financial and operational business objectives, as well as competitive with the pay of other companies with whom we compete for executive talent. A majority of the target total direct compensation opportunities of our named executive officers are incentive-based and, consequently, ‘‘at risk.’’ These opportunities include an annual cash bonus opportunity that may be earned based on the level of achievement as measured against pre-established performance goals related to the important financial objectives set forth in our annual operating plan. These opportunities also consist of long-term incentive compensation in the form of equity awards that are earned over time based on continued service and, in the case of PSUs subject to achievement of performance goals, which helps us retain our named executive officers and align their interests with those of our stockholders by allowing them to participate in our long-term success as reflected in stock price appreciation.
Compensation-Setting Process
Role of Compensation Committee
The Compensation Committee is responsible for overseeing our executive compensation program and all related policies and practices. The Compensation Committee operates pursuant to a formal written charter approved by our Board, which is available on our website at https://investors.8x8.com/.
At least annually, the Compensation Committee reviews our executive compensation program and formulates recommendations for the consideration and approval by the Board of the various elements of our named executive officers’ compensation, as well as any employment arrangements with our named executive officers. In doing so, the Compensation Committee is responsible for ensuring that the compensation of our named executive officers is consistent with our executive compensation philosophy and objectives. The Compensation Committee also determines whether each compensation element provides appropriate incentives and motivation to our named executive officers and whether each such element adequately compensates our named executive officers relative to individuals holding comparable positions at the principal companies with which we believe we compete for executive talent.
The Compensation Committee meets regularly during the fiscal year both with and without the presence of our CEO and other named executive officers. The Compensation Committee also discusses compensation issues with our CEO (except with respect to his own compensation) and other members of the Board between its formal meetings.
Role of Named Executive Officers and Other Employees
The Compensation Committee receives support from our human resources department in designing our executive compensation program and analyzing competitive market practices. Our CEO also regularly participates in Compensation Committee meetings, providing management input on organizational structure, executive development, and financial analysis. Our CEO also develops and provides recommendations (except with respect to his own compensation) to the Compensation Committee regarding the cash and equity compensation for our named executive officers and other executives, including with regard to the use of incentive compensation to further our growth. Our CEO and other named executive officers are not present when their specific compensation arrangements are discussed.
Role of Compensation Consultant
In fulfilling its duties and responsibilities, the Compensation Committee has the authority to engage the services of outside advisers. In fiscal 2020, the Compensation Committee engaged Compensia to assist it with compensation matters. A representative of Compensia attended at least one meeting of the Compensation Committee during fiscal 2020, responded to inquiries from the Compensation Committee at meetings and throughout the fiscal year, and provided its analysis with respect to these inquiries.
The nature and scope of services provided to the Compensation Committee by Compensia in fiscal 2020 were as follows:

•	assisted in the review and updating of our compensation peer group;

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•	analyzed the executive compensation levels and practices of the companies in our compensation peer group;

•	provided advice with respect to compensation best practices and market trends for named executive officers and directors;

•	assisted with the design of the short-term and long-term incentive compensation plans with appropriate performance goals and targets for our named executive officers and other executives; and

•	provided ad hoc advice and support throughout the year.
Compensia does not provide any services to us other than the services provided to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the NYSE, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.
Competitive Positioning
To attract and retain executives with the ability and the experience necessary to lead us and to deliver strong performance to our stockholders, we provide total direct compensation opportunities that are intended to be competitive with market practice. In connection with its annual review of our executive compensation program for fiscal 2020, the Compensation Committee, with the assistance of Compensia, revised the compensation peer group to generate competitive market data appropriate for comparison with our current size and industry focus.
For fiscal 2020, the compensation peer group was updated to account for acquisitions and to reflect changes in the size and scope of the Company as well as the peer companies. The criteria used to identify peer companies was generally consistent with our approach in prior years, and targeted software companies falling within a revenue range of 0.5x to 2.0x of revenue for our last four fiscal quarters at the time of the review and a market capitalization range of 0.3x to 3.0x of our market capitalization at the time of the review. The relevance of each peer company was evaluated taking into consideration both industry comparability as well as financial metrics, and companies are not required to meet all selection criteria for inclusion in the peer group. Our compensation peer group for fiscal 2020 consisted of the following companies:

Benefitfocus	LivePerson	SPS Commerce
Blackline	New Relic	Twilio
Box	Paylocity Holding	Vonage
Cornerstone OnDemand	Q2 Holdings	Yext
Five9	Quotient Technology
Hubspot	RingCentral
Executive compensation benchmarking also included survey data provided by Radford Surveys and Consulting, a business unit of Aon Hewitt Consulting, Inc. (‘‘Radford’’), from publicly-traded software companies with revenue levels and market capitalization levels comparable to ours. Radford did not provide compensation consulting services to the Compensation Committee during fiscal 2020.
Results of 2019 Stockholder Advisory Vote on Executive Compensation
Stockholders are provided the opportunity to cast an annual advisory vote on executive compensation (commonly known as a ‘‘Say on Pay’’ vote). At our 2019 Annual Meeting of Stockholders held on August 1, 2019, our stockholders indicated their support for the compensation of our named executive officers, with approximately 78% of the votes cast in favor of the proposal.
We believe that the outcome of the Say-on-Pay vote reflects our stockholders’ support of our compensation approach, specifically our efforts to attract, retain, and motivate our executive officers through a performance- oriented executive compensation program. The results of the Say-on-Pay vote were a significant factor in our decision not to make any significant design changes to the executive compensation program.

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We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including the named executive officers.
Fiscal 2020 Compensation Elements
The elements of our compensation program for our named executive officers during fiscal 2020 are summarized in the table below and discussed in more detail in the sections that follow.

Element	Description	Example
Fixed Annual Cash Compensation / Base Salary	This compensation element provides our named executive officers with a competitive level of fixed annual cash compensation.	Salary
Annual Cash Incentive Awards
This compensation element provides our executive officers with a competitive variable annual cash performance incentive opportunity designed to promote the development of a sustainable business model that will increase our financial strength and value.
Quarterly and annual bonus payments under the EBP.
Long-term Incentive Compensation
This compensation element provides our named executive officers with a competitive long-term incentive compensation opportunity in the form of equity awards designed to incentivize them to meet or exceed our long- term strategic goals, serve our retention objectives, and align the interests of our executive officers and stockholders.
RSU and PSU awards
Health and Welfare Benefits	This compensation element provides our named executive officers with competitive health and welfare benefits, as well as participation in an employee stock purchase and other employee benefit plans.	Medical, dental, vision, 401(k) Plan, ESPP
We believe that the total compensation opportunities provided to named executive officers for fiscal 2020 achieved the overall objectives of our executive compensation program.
Base Salary
Generally, the Compensation Committee reviews the base salaries of our executives, including the named executive officers, as part of its annual review of our executive compensation program and makes recommendations to the Board for adjustments to base salaries to take into account competitive market practices, corporate and individual performance from the prior fiscal year and promotions or changes in responsibilities. Typically, the Board sets the base salaries of our named executive officers at levels that are competitive with the market as reflected in our compensation peer group, after taking into consideration each individual named executive officer’s role and the scope of his or her responsibilities, his or her experience, and the base salary levels of the other executives.
On July 22, 2019, taking into consideration the findings of the competitive assessment provided by Compensia, the Compensation Committee determined to adjust base salaries. Mr. Verma's increase was made to ensure direct alignment to competitive market data after not having increased his compensation in over four years. Mr. Deklich's increase was in connection with, and in recognition of, his increased scope of responsibilities as well as the complexity and strategic impact of his role.
The following table sets forth each NEO's base compensation for fiscal 2020, as compared to his compensation in fiscal 2019.

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Named Executive Officer	Fiscal 2019 Base Salary	Fiscal 2020 Base Salary	Percentage Adjustment
Mr. Verma	$490,000	$525,000	7%
Mr. Gatoff	$375,000	$390,000	4%
Mr. Martin	$290,000	$300,000	3%
Mr. Deklich	$325,000	$380,000	17%
Mr. Zinn	$360,000	$360,000	0%

Annual Cash Incentive Awards
Employee Bonus Plan (EBP) Design
We use annual cash incentive awards to motivate and incentivize our named executive officers to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual cash incentive awards constitute a significant percentage of the target total direct compensation opportunity for our named executive officers. Typically, the Compensation Committee makes annual cash incentive awards pursuant to our EBP, which measures and rewards our named executive officers for our corporate and their individual performance over our fiscal year. This plan is designed to pay above-target amounts when we exceed our annual financial objectives and below-target amounts when we do not achieve these objectives.
The objective of the EBP each fiscal year is to promote our success by providing financial incentives to eligible employees who contribute to our overall success and achieve corporate and individual performance goals. The performance goals established under the EBP are designed to focus participants on current goals and strategies identified by the Board and senior management (such as revenue growth and product quality), and to complete individual objectives that support our overall business strategy. In the event the Company does not achieve minimum financial performance objectives for a particular period, the incentive awards for that period under the EBP would be zero.
Under the Plan, each of our NEOs is eligible to receive bonus awards during each fiscal year tied to the Company’s performance in relation to financial targets and, in certain cases, the NEO’s achievement of individual goals. Performance is measured and bonuses are payable on a quarterly basis for the first three quarters of each fiscal year, and there is also an annual measurement of performance and potential bonus payment at the end of the fiscal year. During the first three quarters of the fiscal year, executives, including the NEOs, are eligible to earn bonus payments in amounts ranging from 0% to 100% of the executive officer’s quarterly target bonus amount (which is 25% of such executive officer’s full year target bonus amount). During the fourth fiscal quarter of the fiscal year, executive officers are eligible to earn bonus payments in amounts ranging from 0% to 150% of each executive officer’s annual target bonus amount (which is such executive officer’s full year target bonus amount), less any bonus amounts paid to such executive officers during the first three quarters of the fiscal year.
Target Annual Cash Incentive Award Opportunities for F2020
The target annual cash incentive award opportunity for each of the named executive officers under the EBP is developed by the Compensation Committee for each fiscal year and expressed as a percentage of his or her annual base salary. The Committee sets the target annual cash incentive award opportunities for our named executive officers, other than our CEO which is approved by the full Board, after considering the job function of each named executive officer, his or her expected contributions to us for the upcoming fiscal year, the recommendations of our CEO (other than with respect to his own compensation), and the competitive market.
In July 2019, based on its review of our executive compensation program, competitive market data, and the other factors described above, the Compensation Committee approved the following target annual cash bonus opportunities for the named executive officers.

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Named Executive Officer	Fiscal 2019 Target Bonus Opportunity (as% of base salary)	Fiscal 2020 Target Bonus Opportunity (as% of base salary)
Mr. Verma	100%	100%
Mr. Gatoff	60%	65%
Mr. Martin	60%	60%
Mr. Deklich	60%	65%
Mr. Zinn	50%	55%
For fiscal 2020, the target annual cash incentive award opportunities for our named executive officers were as follows:

Named Executive Officer	Fiscal 2020 Earned Base Salary	Fiscal 2020 Target Annual Cash Incentive Award Opportunity (as a percentage of base salary)	Fiscal 2020 Target Annual Cash Incentive Award Opportunity (as a dollar amount)
Mr. Verma	$513,333	100%	$513,333
Mr. Gatoff	$385,000	65%	$250,250
Mr. Martin	$296,667	60%	$178,000
Mr. Deklich	$361,667	65%	$235,084
Mr. Zinn	$360,000	55%	$198,000

F2020 Performance Objectives and EBP Structure
For fiscal 2020, the performance objectives for the EBP were developed by the Compensation Committee, after taking into consideration the recommendations of our CEO and CFO. The performance measurement for the fiscal 2020 EBP incorporated a mix of quarterly performance measures tied to individually assigned Management by Objectives ("MBOs"), for our NEOs other than the CEO and CFO, and corporate financial performance as well as annual corporate performance objectives.
The annual corporate performance objective for the EBP in fiscal 2020 was service revenue. The management team and the Compensation Committee selected service revenue as the performance measure because of its direct alignment to our annual operating plan, growth targets and their connection to shareholder value creation.
At the beginning of fiscal 2020, our Compensation Committee approved service revenue goals for each quarterly performance under quarters one, two and three; and measured against the full fiscal year performance in the fourth quarter. For each performance period, there would be no EBP payment for our NEOs if our service revenue achievement was less than 95% of target for the period.
The fiscal 2020 quarterly performance objectives for our NEOs, other than our CEO and CFO, were individually-assigned MBOs, which were established at the beginning of each fiscal quarter. As previously stated, our CEO and CFO do not have quarterly MBOs under the EBP and instead their EBP performance is exclusively measured based on the corporate financial objective set at the beginning of the fiscal year. All MBOs were subject to review and approval by the Compensation Committee, and typically required achievement of specific goals tied to, for example, sales targets, customer retention, and operational improvements. Some MBOs were shared by more than one participant.
The Service Revenue targets for each quarter of fiscal 2020 and for the full fiscal year are detailed below. Service Revenue targets are weighted equally for each quarterly and annual performance period. The threshold level of performance for each performance measure corresponds to a payout equal to 0% of target, the target level of performance measure corresponds to a payout equal to 100% of target, and the maximum level of

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performance corresponds to a payout equal to 150% of target. Payouts are interpolated on a linear basis for outcomes that fall between threshold, target and maximum. There is no payout for a particular measure if performance was below the threshold level of performance. As noted above, during the first three quarters of the fiscal year, executives, including the NEOs, are eligible to earn bonus payments in amounts ranging from 0% to 100% of the executive officer’s quarterly target bonus amount (which is 25% of such executive officer’s full year target bonus amount).

Performance Period	Service Revenue (in millions)
	Threshold (95% of Target)	Target (100% of Target)	Max (110% of Target) (1)(2)
Q1	$89.3	$94.0	N/A
Q2	$102.0	$107.4	N/A
Q3	$109.8	$115.6	N/A
Q4	$116.0	$122.1	N/A
Fiscal 2020	$417.1	$439.1	$483.0
(1) Service Revenue targets for Q2, Q3 and Q4 were adjusted in July 2019 to account for increased revenues from the acquisition of Wavecell Pte. Ltd.
(2) The existence of no max quarterly target in quarters one, two and three reflect the fact that quarterly bonus payouts are capped at 100% of target until fiscal year end. Any amounts payable to NEOs above target would only be eligible to be earned at the end of the fiscal year.

F2020 Performance and Incentive Compensation Payments
Our actual corporate performance for each fiscal quarter and for our full fiscal year is summarized below:

Performance Period	Service Revenue Target (in millions)	Service Revenue Achievement (in millions) (1)	Attainment Score
Q1	$94.0	$92.4	98.30%
Q2	$107.4	$104.5	97.30%
Q3	$115.6	$113.6	98.27%
Q4	$122.1	$116.0	95.00%
Fiscal 2020	$439.1	$426.5	97.13%
(1) Service Revenue targets were adjusted in July 2019 to account for increased revenues from the acquisition of Wavecell Pte. Ltd.
Based on the Company's financial performance in relation to Service Revenue, and taking into consideration the achievement of individual MBOs during the fiscal year, and as defined under the EBP, the Compensation Committee determined that the NEOs had earned their quarterly cash incentive in quarters one, two and three. However, as set forth above, performance at threshold corresponds to a payout equal to 0% of target and fourth quarter Service Revenue came in at threshold. As a result, the NEOs did not earn a payout in the fourth quarter as defined by the EBP. The incentive award payments based on the fiscal 2020 EBP targets are as summarized in the table below:

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Named Executive Officers	Target Annual Incentive Award Opportunity	MBO Achievement Percentage (1)	Financial Achievement Percentage (2)	Actual F2020 Total Incentive Award Payment	Actual F2020 Incentive Award Payment as a Percentage of the Target Opportunity (3)
Mr. Verma	$513,333	N/A	44.3%	$241,676	47.1%
Mr. Gatoff	$250,250	N/A	44.3%	$114,671	45.8%
Mr. Martin	$178,000	105.0%	44.3%	$84,284	47.4%
Mr. Deklich	$235,084	103.0%	44.3%	$105,906	45.1%
Mr. Zinn	$198,000	101.0%	44.3%	$88,920	44.9%

(1)
The amount shown in this column for each NEO is the average of his MBO Achievement Percentages for each of the four fiscal quarters. MBO Achievement percentages for our NEOs above 100% reflect the fact that MBO achievement of our NEOs was capped at 100% starting in Q2 of our fiscal 2020, at the same time the Committee increased service revenue targets due to the Wavecell acquisition as described above. During the first quarter of fiscal 2020, our NEOs were eligible for a MBO achievement up to a maximum of 120%. Details regarding the MBO calculation are discussed in pages 61 to 63 of the Proxy Statement for our 2019 Annual Meeting.

(2)	The percentage shown in this column is the average of the Company's financial achievement percentage over the performance period.

(3)
The difference between Messrs. Verma's and Gatoff's actual fiscal 2020 incentive award payment as a percentage of their target opportunity is due to their salary increases in July 2019 as well as the bonus target change for Mr. Gatoff, as noted above.

Payment of Incentive Awards in Stock in Lieu of Cash
The 2020 EBP allowed participants to elect to receive payment of some or all incentive awards in the form of shares of our common stock (in lieu of cash), when authorized by the Compensation Committee at its discretion.
For amounts earned in fiscal 2020, the Compensation Committee offered all of our senior vice presidents and executive vice presidents the opportunity to receive payment in the form of common stock. The number of shares of common stock was to be calculated by dividing the dollar value of the award amount, by the closing price of a share our common stock on the award payment date (approximately one week after the date on which the elections were required to be made).
Three of our NEOs elected to receive incentive awards in stock as set forth below:

Named Executive Officers	Earned EBP Value Delivered in Shares	Number of Shares of Common Stock Issued in Lieu of Cash Bonus Payment
Mr. Verma	$84,783	4,154
Mr. Martin	$29,063	1,424
Mr. Deklich	$105,880	4,834
Long-Term Incentive Compensation
Our long-term incentive compensation consists of equity awards in the form of time-based RSU awards for shares of our common stock and PSU awards for shares of our common stock to ensure that named executive officers have a continuing stake in our long-term success.
Typically, we grant these equity awards to our named executive officers during the second or third fiscal quarter of the fiscal year in connection with our annual performance reviews and, initially, when the individual is hired. In determining the size of the long-term incentive compensation awards, the CEO makes recommendations for the other NEOs based on each NEO’s experience, performance, current equity holdings, retention risk and the position’s operational complexity, strategic impact, and scope of responsibilities in addition to the Peer Group and broader market survey data comparisons. The Compensation Committee considers similar factors when determining the CEO's long-term incentive compensation awards, which it then recommends to the Board for approval. The target award opportunities for each participant are expressed as a U.S. dollar value. Further, the

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target award opportunity is structured to align to the performance scale, as outlined in more detail under “Fiscal 2020-Executive Performance (Total Shareholder Return),” and to drive shareholder value by putting a larger portion of compensation at risk. Approximately 60% of the value of the CEO’s fiscal 2020 long-term incentive compensation was allocated to Relative TSR PSUs and 40% was allocated to RSUs. The total long-term incentive compensation value awarded to the other named executive officers was allocated approximately 50% to PSUs, and 50% to RSUs.
During fiscal 2020, the Board approved awards of RSUs and PSUs to our named executive officers as set forth in the following table. Unless otherwise noted, these equity awards were granted on September 17, 2019. These awards were determined based on the Board's and Compensation Committee's consideration of the above-described factors.

Named Executive Officer	Restricted Stock Unit Awards (number of shares granted) (1)	Performance Stock Unit Awards - Relative TSR Performance (number of shares granted at target)	Aggregate Grant Date Fair Value of Equity Awards (2)
Mr. Verma	83,022	124,533	$4,900,374
Mr. Gatoff	51,888	51,888	$2,450,151
Mr. Martin	10,377	10,377	$490,002
Mr. Deklich	51,888	51,888	$2,450,151
Mr. Zinn	14,528	14,528	$686,012

(1)	The number of RSUs in the table above excludes shares granted in lieu of cash incentives earned under the EBP.

(2)
The target aggregate grant date value of equity awards includes the value of relative TSR PSUs based on the closing price of our common stock on the date of grant. This value differs from the value reported in our Summary Compensation Table, which reflects the accounting grant date fair value of the award using the methodology required under FASB ASC 718 accounting standards.

The RSUs vest over a three year period, with one-third (1/3) vesting on the first anniversary and the remainder vesting in eight quarterly installments, subject to the recipient’s continuous service with us.
Fiscal 2020-Executive Performance (Total Shareholder Return)
In fiscal 2020, each of our NEOs received a performance stock unit grant as part of the Executive Performance Plan (the “2020 EPP”). The Compensation Committee believes that it is important to focus on shareholder value creation and align executive rewards to TSR. The 2020 EPP ties the largest portion of the NEOs’ equity to the Company’s TSR relative to the Russell 2000 Index. Any shares granted under the 2020 EPP are subject to be earned over a two year or three year period.
The PSU awards were granted subject to the following terms and conditions:

•
50% of the shares covered by the PSU awards are eligible to be earned on September 17, 2021 and the other half are eligible to be earned on September 17, 2022, in each case subject to our TSR relative to the Russell 2000 Index during the period from the grant date through the respective performance dates. Shares earned are directly tied to TSR performance and have no additional time-based restrictions.

•
A 2x multiplier will be applied to the TSR for each percentage point of positive or negative relative TSR, such that the number of shares earned will increase or decrease by 2% of the target number of shares, subject to a maximum payout equal to 200% of the target number of shares granted. In the event our TSR is below negative 30% relative to the Russell 2000 Index, no shares will be earned for the applicable performance period.

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Earned Performance Stock Units Under Prior Plans
During fiscal 2020, Messrs. Verma, Martin and Deklich were eligible to earn shares from PSU awards granted during earlier fiscal years, based on the performance of our stock relative to a benchmark during a period that ended during fiscal 2020, as set forth in the table below.

NEO	Grant Date	Performance Period	Russell 2000 TSR	EGHT TSR	EGHT Outper-formance	Target Shares	Performance Achievement	Earned Shares
Vik Verma	9/19/2017	9/19/2017 - 9/19/2019	8.49%	78.73%	70.24%	73,848	200%	147,696
	9/20/2016	9/20/2016 - 9/20/2019	22.55%	75.60%	53.05%	59,276	200%	118,552
Bryan R. Martin	9/19/2017	9/19/2017 - 9/19/2019	8.49%	78.73%	70.24%	7,694	200%	15,388
	9/20/2016	9/20/2016 - 9/20/2019	22.55%	75.60%	53.05%	9,808	200%	19,616
Dejan Deklich	3/20/2017	3/20/2017 - 3/20/2020	4.70%	17.69%	12.99%	18,226	126%	22,961
	9/19/2017	9/19/2017 - 9/19/2019	8.49%	78.73%	70.24%	11,540	200%	23,080
As captured in the table above, the relative TSR PSU awards granted to named executive officers in fiscal 2017 and fiscal 2018 were eligible to be earned as follows: 50% of the target opportunity is eligible to be earned on the two and three-year anniversary, in each case subject to our TSR stock price performance.
Executive Stock Ownership Guidelines
Our NEOs are required to acquire and retain an ownership interest in shares of our common stock, equal in value to six times his current base salary in the case of the CEO, and one times his or her initial base salary in the case of other named executive officers, by certain prescribed dates (generally within five years of the employee’s start date). Shares counted for this purpose include all shares acquired and held by the NEO, regardless of how acquired, but do not include shares issuable pursuant to unvested RSUs and PSUs.
As of June 15, 2020, two of our NEOs - Mr. Verma and Mr. Martin - were subject to the minimum requirements, and each of them held a sufficient number of shares to satisfy those minimum requirements, if they had been applied as of such date. Our remaining NEOs are accumulating ownership and are expected to satisfy their ownership requirement within the five-year time horizon corresponding to their start date.
Health, Welfare, and Other Benefits
We offer health and welfare benefits to our employees, including our executive officers, that are designed to be competitive with overall market practices and to attract, retain, and motivate the talent needed by us to achieve our strategic and financial goals. All United States salaried employees, including our named executive officers, are eligible to participate in our Section 401(k) plan, health care coverage, life insurance, disability, paid time-off, and paid holidays.
In addition, we provide our employees, including our named executive officers, with the opportunity to purchase discounted shares of our common stock under our employee stock purchase plan, which is intended to be a qualified plan under Section 423 of the Internal Revenue Code.
Perquisites and Other Personal Benefits
Currently, although we do not have a formal policy relating to perquisites and other personal benefits, we do not view them as a significant component of our executive compensation program. During fiscal 2020 we did not provide any perquisites or other personal benefits to our named executive officers.
In the future, we may provide other perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual named executive officer in the performance of his or

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her duties, to make our named executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Tax and Accounting Considerations
Section 162(m) of the Code generally disallows a deduction for federal income tax purposes to any publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year for certain executive officers. The Tax Cuts and Jobs Act repealed the performance-based exception to the deduction limit for remuneration that is deductible in tax years commencing after December 31, 2017. However, certain remuneration is specifically exempt from the deduction limit under a transition rule to the extent that it is ‘‘performance-based’’ as defined in Section 162(m) of the Code and subject to a ‘‘written binding contract’’ in effect as of November 2, 2017 that is not later modified in any material respect.
The Compensation Committee periodically reviews the impact of Section 162(m) on the various elements of our executive compensation program. Further, the Compensation Committee believes that, at this time, achieving our compensation objectives is more important than the benefit of tax deductibility. Consequently, the Compensation Committee has, from time to time, awarded incentive compensation that is not exempt from the deduction limit of Section 162(m). Nevertheless, when not inconsistent with these objectives, the Compensation Committee has endeavored to award compensation intended to be deductible for federal income tax purposes. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code and the regulations issued thereunder, including the uncertain scope of the transition relief under the Tax Cuts and Jobs Act, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) of the Code in fact will.
Policy Prohibiting Derivatives Trading, Hedging and Pledging of Equity Securities
8x8, Inc.’s Insider Trading Compliance Program prohibits our employees, including our executive officers and members of our board of directors, from engaging in transactions involving derivative securities or otherwise that would hedge the risk of ownership of our equity securities and from pledging our equity securities as collateral for a loan.
Accounting for Stock-Based Compensation
The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (‘‘ASC Topic 718’’), the standard which governs the accounting treatment of stock-based compensation awards.
ASC Topic 718 requires us to compute and recognize in our consolidated statement of operations all share-based payments to employees, including grants of options to purchase shares of our common stock and restricted stock unit awards for shares of our common stock to our executive officers and other employees, based on their fair values. ASC Topic 718 also requires us to recognize the compensation cost of these share-based payment awards in our income statements over the period that an award recipient is required to render service in exchange for the option or other award (which, generally, will correspond to the award’s vesting schedule).

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REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020.
THE COMPENSATION COMMITTEE

Eric Salzman, Chairman
Jaswinder Pal Singh
Todd Ford

SUMMARY COMPENSATION TABLE
The following table sets forth certain summary information for the fiscal year indicated with respect to the compensation earned by each of the named executive officers.

Name and Principal Position	Fiscal Year	Salary(8) ($)	Bonus (1)(2) ($)	Stock Awards(3)(4) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (7) ($)	Total ($)
Vikram Verma	2020	513,333	—	4,900,374	241,664	6,623	5,661,994
Chief Executive Officer	2019	490,000	—	4,492,628	101,490	4,538	5,088,656
	2018	490,000	—	4,098,462	165,708	4,449	4,758,619
Steven Gatoff (5)	2020	385,000	—	2,450,151	114,671	4,685	2,954,507
Chief Financial Officer	2019	171,875	45,000	2,743,323	11,445	3,543	2,975,186
Bryan R. Martin	2020	296,667	—	490,002	84,275	4,478	875,421
Chairman, Chief	2019	290,000	—	449,232	53,224	4,328	796,784
Technology Officer	2018	290,000	82,374	512,410	74,124	4,449	963,357
Dejan Deklich	2020	361,667	—	2,450,151	105,880	3,829	2,921,527
Chief Product Officer	2019	325,000	—	1,617,329	56,382	3,578	2,002,289
	2018	316,667	104,591	768,554	52,763	3,630	1,246,205
Matthew Zinn (6)	2020	360,000	—	686,012	88,920	6,021	1,140,953
SVP, General Counsel,	2019	186,923	—	1,297,231	27,996	874	1,510,790
Chief Privacy Officer & Secretary
___________________________

(1)
The amounts listed in the "Bonus" column for fiscal year 2018 for Messrs. Martin and Deklich correspond to unearned bonuses paid under the fiscal year 2018 Management Incentive Bonus Plan. The rationale for, and special circumstances behind these payments are discussed in pages 41 to 45 of the Proxy Statement for our 2018 Annual Meeting.

(2)	The amount reported in this column for Mr. Gatoff in fiscal 2019 corresponds to a signing bonus.
(3)
During fiscal years 2018, 2019 and 2020, amounts earned under the MIP and EBP were in some cases settled by the issuance of fully-vested shares of our common stock rather than payment of cash to our NEO's. The number of shares of common stock was determined based on the per share closing price of our common stock on the payment date. Earned amounts paid to the NEOs under the MIP and EBP are reported under the "Non‐Equity Incentive Plan Compensation" column of this table, even if settled in stock.

(4)
The amounts reported in this column represent the aggregate grant date fair value of all stock awards computed in accordance with FASB ASC Topic 718, are based upon the probable outcome of any applicable performance conditions, exclude the impact of estimated forfeitures related to service-based vesting conditions and are consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. The stock awards may include for each NEO any or all of the following: (a) restricted stock unit (RSU) awards; and (b) performance unit (PSU) awards. For RSUs, PSUs and stock grants, fair value is computed by multiplying the total number of shares subject to the award (or target number, in the case of PSUs) by the closing price of our common stock on the date of the grant. For a more detailed discussion of the assumptions used to calculate the fair value of our stock awards, refer to note 1 to the consolidated financial statements contained in our 2020 Annual Report on Form 10‐K for our fiscal year ended March 31, 2020. The following sets forth the fair value in accordance with FASB ASC Topic 718 principles of performance stock units granted in fiscal 2020 based upon achieving the maximum level of performance as of the grant date: Mr. Verma-$5,880,448 ; Mr. Gatoff-$2,459,151; Mr. Martin-$490,002; Mr. Deklich-$2,450,151; and Mr. Zinn-$ 686,102. The actual value, if any, that an NEO may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award and there is no assurance that the value, if any, eventually realized by the NEO will correspond to the actual amount reported.

(5)
Steven Gatoff began his employment with us on October 15, 2018 as Special Advisor to the CEO and became our Chief Financial Officer on November 1, 2018. The information in this table includes compensation earned by him prior to his appointment as CFO. Mr. Gatoff’s annualized salary for fiscal year 2019 was $375,000.

(6)	Matthew Zinn began his employment with us on September 24, 2018. Mr. Zinn’s annualized salary for fiscal year 2019 was $360,000.
(7)	"All Other Compensation" represents company contribution of 401(k) Match and Group Term Life Insurance benefits in fiscal 2020.
(8)
The salary amounts for fiscal year 2020 reflect a change in base salary for each executive during the fiscal year as follows: Mr. Verma's was changed to $525,000 from $490,000; Mr. Gatoff's was changed to $390,000 from $375,000; Mr. Deklich's was changed to $380,000 from $325,000; and Mr. Martin's was changed to $300,000 from $290,000.

63	8x8, Inc. 2020 Proxy Statement

FISCAL 2020 GRANTS OF PLAN-BASED AWARDS TABLE
The following table sets forth certain information regarding plan-based awards granted to the named executive officers during the fiscal year ended March 31, 2020.

								All Other Stock Awards Number of shares of stock or Units(4)(#)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date (3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Vikram Verma	—	—	513,333	770,000
	9/17/2019				—	124,533	249,066		2,940,224
	9/17/2019							83,022	1,960,149
Steven Gatoff	—	—	250,250	375,375
	9/17/2019				—	51,888	103,776		1,225,076
	9/17/2019							51,888	1,225,076
Bryan R. Martin	—	—	178,000	267,000
	9/17/2019				—	10,377	20,754		245,001
	9/17/2019							10,377	245,001
Dejan Deklich	—	—	235,084	352,626
	9/17/2019				—	51,888	103,776		1,225,076
	9/17/2019							51,888	1,225,076
Matthew Zinn	—	—	198,000	297,000
	9/17/2019				—	14,528	29,056		343,006
	9/17/2019							14,528	343,006

(1)
The amounts reported in the ‘‘Estimated Possible Payouts under Non-Equity Incentive Plan Awards’’ column represent the total annual bonuses that could have been earned by each named executive officer under our Employee Bonus Plan, or EBP, for fiscal 2020, assuming payment in cash of all earned amounts. All amounts actually earned by each named executive officer with respect to fiscal 2020 have been paid out, either in cash or fully-vested shares of stock, at the NEO's election under the discretion of the Compensation Committee, in accordance with the EBP. Mr. Verma (on February 14, 2020), Mr. Martin (on February 14, 2020) and Mr. Deklich (on August 15, 2019, November 15, 2019, and February 14, 2020) received fully-vested shares of stock, issued as payment (in lieu of cash) of amounts earned under our EBP. For a more detailed discussion of the fiscal 2020 EBP, see ‘‘Compensation Discussion and Analysis -Annual Cash Incentive Awards’’ above.

(2)
The amounts reported in the ‘‘Estimated Future Payments under Equity Incentive Plan Awards’’ column represent the number of shares of our common stock subject to performance-based restricted stock unit awards, or PSUs, granted to the named executive officers during fiscal 2020. Such awards may, in the discretion of the Compensation Committee, include the right to the equivalent of any dividends on the shares of common stock covered by the award; provided, however, any such dividends would be paid only if and when the awards vest. The number of shares that can be earned pursuant to the awards ranges from zero to two times the number of shares listed in the ‘‘Target’’ column, depending on the performance of our common stock in relation to the Russell 2000 Index during the relevant performance period (which generally runs from the date of grant until the second or third anniversary of such date). The performance conditions and other terms applicable to these PSU awards are described in more detail under ‘‘Compensation Discussion and Analysis-Long-Term Incentive Compensation’’ above.

(3)
Awards granted on September 17, 2019 for each NEO include restricted stock units (reported under the "All Other Stock Awards--Number of shares of stock or units" column) and PSUs (reported under the "Estimated Future Payouts Under Equity Incentive Plan Awards (#)" column).

(4)
The amounts reported in this column for September 17, 2019 are for shares issuable upon vesting of time-based RSU awards that vest over a period of three years from the date of grant, with 33.3% of the shares vesting on the first anniversary of grant and the remaining 66.7% vesting in equal quarterly installments over the next two years, subject to the recipient’s continued employment or other qualifying association with the Company.

(5)
Represents the aggregate grant date fair value of the stock-based compensation awards granted to the named executive officers during fiscal 2020, excluding the impact of estimated forfeitures related to service-based vesting conditions, as computed in accordance with ASC 718. For PSUs, fair value is computed by multiplying the target number of shares subject to the award by the closing price of our common stock on the date of the grant, and assumes target performance is the probable outcome.

8x8, Inc. 2020 Proxy Statement	64

FISCAL 2020 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The following table sets forth certain information concerning outstanding equity awards held by the named executive officers at March 31, 2020.

	Option Awards			Stock Awards			Equity Incentive Plan Awards
Name	No. of Securities Underlying Unexercised Options(#) (1)	Option Exercise Price ($)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	No. of Unearned Shares, Units or Other Rights of Stock That Have Not Vested (#)(2)		Market or Payout Value of Unearned Shares, Units or Other Rights of Stock That Have Not Vested ($)(3)
Vikram Verma	75,000	4.26	1/19/2022
	300,000	9.70	9/9/2023
	66,334	6.86	10/21/2024
	126,290	6.86	10/21/2024
				26,529	(4)	367,692
				60,062	(6)	832,459
				57,132	(8)	791,850
				83,022	(10)	1,150,685
							73,848	(5)	1,023,533
							147,058	(7)	2,038,224
							124,533	(11)	1,726,027
Steven Gatoff				41,510	(8)	575,329
				51,888	(10)	719,168
							78,431	(7)	1,087,054
							51,888	(11)	719,168
Bryan R. Martin	17,806	5.87	8/21/2022
	115,194	5.87	8/21/2022
	10,266	9.74	9/17/2023
	74,598	9.74	9/17/2023
	11,288	6.86	10/21/2024
	42,888	6.86	10/21/2024
	9,731	8.15	9/22/2025
	27,397	8.15	9/22/2025
				6,448	(4)	89,369
				9,386	(6)	130,090
				7,141	(8)	98,974
				10,377	(10)	143,825
							7,694	(5)	106,639
							12,254	(7)	169,840
							10,377	(11)	143,825

8x8, Inc. 2020 Proxy Statement	65

	Option Awards			Stock Awards			Equity Incentive Plan Awards
Name	No. of Securities Underlying Unexercised Options(#) (1)	Option Exercise Price ($)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	No. of Unearned Shares, Units or Other Rights of Stock That Have Not Vested (#)(2)		Market or Payout Value of Unearned Shares, Units or Other Rights of Stock That Have Not Vested ($)(3)
Dejan Deklich				51,888	(10)	719,168
				25,709	(8)	356,327
				14,078	(6)	195,121
				12,211	(9)	169,244
							11,540	(5)	159,944
							44,117	(7)	611,462
							51,888	(11)	719,168
Matthew Zinn				14,528	(8)	201,358
				19,126	(10)	265,086
							34,313	(7)	475,578
							14,528	(11)	201,358

(1)	Each outstanding stock option has a 10-year term from the grant date.
(2)	The vesting of any unvested equity awards is subject to the recipient’s continuous service.
(3)
The market value of unvested stock awards is calculated by multiplying the number of unvested stock awards held by the applicable named executive officer by the closing market price of our common stock on the New York Stock Exchange on March 31, 2020.

(4)	RSU award granted September 20, 2016. 1/4th of the total number of shares vest annually on each grant date anniversary.
(5)
PSU awards granted September 19, 2017. Number of shares shown is the number that would be earned at target. Between 0% and 200% of the target number of shares may be earned, based on total shareholder return (TSR) of our stock over the performance periods ending September 19, 2019 and September 19, 2020 relative to the Russell 2000 Index (^RUT). The terms and conditions applicable to performance share unit awards of the type referenced in this footnote are described in more detail above under ‘‘Executive Compensation - Long-Term Incentive Compensation.’’

(6)	RSU award granted September 19, 2017. 1/4th of the total number of shares vest annually on each grant date anniversary
(7)
PSU award granted October 23, 2018. Number of shares shown is the number that would be earned at 100% of target. Between 0% and 200% of the target number of shares may be earned, based on total shareholder return (TSR) of our stock over performance periods ending October 23, 2020 and October 23, 2021 relative to the Russell 2000 Index (^RUT). The terms and conditions applicable to performance share unit awards of the type referenced in this footnote are described in more detail above under ‘‘Executive Compensation - Long-Term Incentive Compensation.’

(8)
RSU award granted October 23, 2018. Vests over three years, with 1/3rd of the total number of shares vesting on the grant date anniversary, and 1/8th of the remaining shares vesting quarterly thereafter.

(9)	RSU award granted March 20, 2017. 1/4th of the total number of shares vest annually on the grant date anniversary until all of the shares have vested.
(10)	RSU award granted September 17, 2019. 33% of the total number of shares vest on the one year anniversary of the date of grant, and quarterly thereafter.
(11)
PSU award granted September 17, 2019. Number of shares shown is the number that would be earned at 100%. Between 0% and 200% of the target number of shares may be earned, based on total shareholder return (TSR) of our stock over the performance periods ending September 20, 2021 and September 21, 2022 relative to the Russell 2000 Index (^RUT). The terms and conditions applicable to performance share unit awards of the type referenced in this footnote are described in more detail above under ‘‘Executive Compensation - Long-Term Incentive Compensation.’’

8x8, Inc. 2020 Proxy Statement	66

FISCAL 2020 OPTION EXERCISES AND STOCK VESTED TABLE
The following table presents, for each of the named executive officers, the number of shares of common stock acquired upon the exercise of stock options and the vesting of stock awards during the fiscal year ended March 31, 2020, and the aggregate value realized upon the exercise or vesting of such awards.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)(1)	(#)	($)(2)
Vikram Verma	—	—	408,600	9,469,984
Steven Gatoff	—	—	29,722	571,659
Bryan R. Martin	67,000	1,369,815	61,564	1,425,575
Dejan Deklich	—	—	88,534	1,756,880
Matthew Zinn	—	—	17,210	330,328

(1)
The value realized has been calculated by multiplying the number of shares acquired upon exercise by the difference between the exercise price and the closing market price of our common stock on the date of exercise.

(2)	The value reported is the closing market price of a share of our common stock on the NYSE on the date of vesting multiplied by the number of shares that vested on that date.

8x8, Inc. 2020 Proxy Statement	67

EMPLOYMENT ARRANGEMENTS
We extended written employment offer letters to all of our named executive officers when they joined us as employees. The material terms of each employment offer letter were approved by the Board, in most cases, based on the recommendation of the Compensation Committee. Each of our named executive officers is also subject to our Executive Change-in-Control and Severance Policy, as described below in more detail. In addition, our named executive officers are subject to other general employment policies and procedures and other policies adopted from time to time by the Board, including our Code of Business Conduct and Ethics. Each named executive officer's offer letter specifies that his or her employment is‘‘at will," and each named executive officer is entitled to standard benefits, including the right to participate in medical, dental and vision plans, life insurance, long-term disability, and paid time-off.
Mr. Verma has agreed by the fifth anniversary of his employment commencement date to acquire and retain an ownership interest in our common stock which is equal in value to six times the amount of his current base salary, or approximately $3,150,000 based on his salary as of the end of fiscal 2020. As of June 15, 2020, Mr. Verma has met this requirement. Each of our other named executive officers has agreed by the fifth anniversary of his or her employment commencement date to acquire and retain an ownership interest in our common stock which is equal in value to one times the amount of his or her initial base salary. As of the date of this proxy statement, Mr. Martin was subject to, and has satisfied, this requirement. None of our other named executive officers has yet reached the fifth anniversary of his employment commencement date.
Indemnification Arrangements
We have entered into indemnification agreements with each of our current and former directors and the members of our executive management team, including our named executive officers, in addition to the indemnification provided for in our certificate of incorporation and by-laws and the 2017, 2013, 2012 and 2006 Stock Plans. Such indemnification agreements require us to indemnify the directors and executive officers to the fullest extent permitted by Delaware law. These agreements, among other things, provide for indemnification of our directors and executive officers for any expenses, including attorneys’ fees, judgments, fines, penalties and settlement amounts reasonably incurred by any such person in connection with any threatened, pending or completed action, suit or proceeding, including any action by or in the right of the Company, arising out of such person’s services as a director or executive officer.

8x8, Inc. 2020 Proxy Statement	68

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Executive Change-in-Control and Severance Policy
Each of our named executive officers is subject to the Executive Change-in-Control and Severance Policy, as adopted by our Board in October 2017 and amended effective January 1, 2019 (the "Policy"). With limited exceptions, the Policy is the sole document governing all aspects of benefits payable to or realizable by our named executive officers eligible to receive benefits under it.
Under the Policy, each named executive officer is entitled to specific benefits upon the following events:

•	a change-in-control;

•	a constructive termination in connection with a change-in-control; and

•	a constructive termination not in connection with a change-in-control
The benefits payable to or realizable by each of our named executive officers in connection with each of the above scenarios, if any, depends on the "tier" to which they are assigned. The Policy provides for three tiers, corresponding to, respectively, (1) the CEO, (2) executive vice presidents and (3) senior vice presidents.
The table below sets forth the benefits payable to or realizable by the named executive officers in each of the three scenarios above. "Severance" as used in the column headings refers only to the constructive termination scenario, where a named executive officer is terminated without cause or resigns for good reason.
As the table indicates, the Policy does not provide for any ‘‘single trigger’’ change-in-control benefits.

	Change-in-Control Benefits	Change-in-Control Severance Benefits	Severance Benefits
TSR Performance-Based Equity Awards	None(1)	100% acceleration for shares for which performance criteria are deemed satisfied as Change-in- Control benefit.	None.
Time-Based Equity Awards	None.	100% acceleration.(2)	• CEO: 12 months acceleration. • EVPs & SVPs: None.
Cash	None.	• CEO: 100% of base salary + 100% target bonus. • EVPs & SVPs: 100% of base salary + 0% of target bonus.	Percentage indicated below of base salary + prorated % of earned bonus: • CEO - 150% • EVP - 100% • SVP - 75%
Benefits	None.	Continuing medical and other benefits for 12 months after date of termination	Continuing medical, life insurance and other benefits for the following post-termination periods: • CEO - 18 months • EVP - 12 months • SVP - 9 months

(1)
The Policy provides for performance to be assessed at the time of the change-in-control (i.e., as if the date of the change-in-control were the last day of the performance period). Any time-based service vesting conditions continue to apply after the change-in-control.

8x8, Inc. 2020 Proxy Statement	69

(2)
The Policy provides that, in the event that the change-in-control occurs within 12 months of the executive’s employment start date, only 50% of the shares subject to the award shall vest. However, none of the named executive officers is subject to this limitation, due either to the NEO having been employed more than 12 months or the restriction having been expressly waived in the NEO's offer letter.

The Policy is the exclusive source of severance payments and benefits for the named executive officers. Our executive officers are not eligible to receive any severance payments or benefits for any termination of employment other than a constructive termination or upon death or disability.
Potential Payments
The tables below quantify the potential payments and other benefits that would be received by our named executive officers under the Policy upon (a) a constructive termination of employment in connection with a change-in-control and (b) a constructive termination of employment not in connection with a change-in-control or upon death or disability at any time. The calculations assume:

•	that the triggering event took place on March 31, 2020, the last business day of our last completed fiscal year, and

•
the closing price of our common stock on the NYSE as of March 31, 2020 was the value of the consideration paid for each share of our common stock in the change-in-control, which we refer to as the "Transaction Price," for purposes of determining the satisfaction of performance requirements under their outstanding PSU awards.

As described above, the occurrence of a change-in-control would not by itself result in any payment or the provision of any benefits to a named executive officer. However, the satisfaction of the performance targets under the named executive officer’s PSU awards will be determined as of the date of such change-in-control, based on the Transaction Price. The shares subject to such PSU awards will be deemed earned as of such date to the extent the performance targets as computed on this basis have been satisfied, but the awards will remain subject to any remaining service, or time-based vesting, requirements, unless and until the employment of the named executive officer is terminated in connection with the change-in-control.
Scenario #1: Constructive Termination In Connection With a Change-in-Control

Name	Cash Severance Payment	Bonus Payment	Value of Accelerated Stock Awards(1)	Health Care and Miscellaneous Benefits(2)	Total Payout

Vikram Verma	$525,000	$525,000	$9,619,062	$156,833	$10,825,895

Steven Gatoff	$390,000	$—	$3,758,957	$101,427	$4,250,384

Bryan R. Martin	$300,000	$—	$1,035,605	$55,440	$1,391,045

Dejan Deklich	$380,000	$—	$3,278,209	$75,382	$3,733,591

Matthew Zinn	$360,000	$—	$1,472,764	$99,191	$1,931,955

(1)
Represents the value of unvested stock awards held by each name executive officer on March 31, 2020, the vesting of which would be accelerated by the applicable triggering event, based on the closing market price of $13.86 per share of our common stock on the NYSE on March 31, 2020.

(2)
The value represented in this column includes the estimated costs of extending medical, dental and life benefits (including converting group to individual policies, where applicable) for the period of time specified in the Executive Change-in-Control and Severance Policy for the tier of benefits corresponding to the named executive officer.

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Scenario #2: Constructive Termination Not In Connection With a Change-in-Control

Name	Cash Severance Payment	Bonus Payment (1)	Value of Accelerated Stock Awards(2)	Health Care and Miscellaneous Benefits(3)	Total Payout

Vikram Verma	$787,500	$—	$5,663,196	$235,250	$6,685,946

Steven Gatoff	$390,000	$—	$—	$101,427	$491,427

Bryan R. Martin	$225,000	$—	$—	$41,580	$266,580

Dejan Deklich	$380,000	$—	$—	$75,382	$455,382

Matthew Zinn	$270,000	$—	$—	$74,393	$344,393

(1)	Bonuses for the named executive officers under our employee bonus plan for fiscal 2020 had not yet been paid or earned as of March 31, 2020.

(2)
Represents the value of unvested stock awards held by the respective Named Executive Officer on March 31, 2020, the vesting of which would be accelerated by the applicable triggering event, based on the closing market price of $13.86 per share of our common stock on the NYSE on March 31, 2020.

(3)	Includes employer and employee share of medical insurance premiums, 401k match, and other miscellaneous employer provided benefits.

8x8, Inc. 2020 Proxy Statement	71

CEO Pay Ratio
This section includes a comparison of the annual total income of our Chief Executive Officer, Mr. Verma, against the median of the annual total compensation of all of our employees (other than Mr. Verma), for our 2020 fiscal year, determined in accordance with SEC rules. The methodology we used to calculate the pay ratio is described below.

(A)	Annual Total Compensation of Mr. Verma	$5,661,994
(B)	Annual Total Compensation of Median 8x8 Employee	$136,806
(C)	Ratio of A/B	41 to 1
The pay ratio was calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended, and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.
Methodology
The annual total compensation of Mr. Verma for our 2020 fiscal year, as set forth in the table above, is the same amount as we reported for Mr. Verma in the Summary Compensation Table above and was calculated in accordance with Item 402(c) of Regulation S-K.
For fiscal 2020, we used the same median employee we identified for fiscal 2019. During fiscal 2020, there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure.
In fiscal 2019, we identified our median employee in the following manner which reflects the restructuring and integration of our global variable compensation program during the 2019 fiscal year:

•
We determined the pool of qualifying employees (i.e., employees whose compensation data would be considered in our analysis) by identifying each individual who was a full-time, part-time, seasonal or temporary worker for 8x8, Inc. or any of our consolidated subsidiaries as of March 31, 2019. We identified 1,466 such qualifying employees, of which 983 were based in the United States, 259 in the United Kingdom, 203 in Romania, and the remainder in Australia, Canada and elsewhere. For purposes of this analysis, we excluded consultants and other service-providers who were employed by an unaffiliated third party as of March 31, 2019.

•
We calculated their total target compensation by combining their annual base salary as of March 31, 2019 plus their annual variable compensation target as of April 1, 2019 plus the fair value of their fiscal 2019 stock based compensation as of the date of grant.

•
For employees who were paid in currency other than U.S. dollars, we converted the cash portion of their compensation into U.S. dollars based on the average (mean) exchange rate during the period from April 1, 2018 until March 31, 2019.

•	We did not make any cost-of-living adjustments.
Next, we ordered all of the qualifying employees based on their notional annual total compensation (calculated as described above) and identified the median as the employee in the middle of the ordered list.
Once we identified our median employee, we determined the median employee’s total annual compensation, for purposes of the disclosure in the table above, in accordance with the Item 402(c) of Regulation S-K.

8x8, Inc. 2020 Proxy Statement	72

PROPOSAL FOUR — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
We are providing stockholders with an advisory vote on executive compensation as required by Section 14A of the Exchange Act, and the policy we adopted in 2017 following a non-binding vote by the stockholders to seek this advisory vote annually.
This vote is advisory, and, therefore, not binding on us, the Board, or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the compensation of our named executive officers, as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The stockholders provided an advisory vote approving our fiscal 2019 executive compensation program at the 2019 Annual Meeting of Stockholders.
As discussed in the Compensation Discussion and Analysis, we have designed our executive compensation program to develop, motivate and retain high quality executive officers, align executive compensation with our strategies and business objectives and the long-term creation of stockholder value, and provide meaningful equity ownership by our executive officers.
Effective pay-for-performance alignment is an important objective of our Compensation Committee in the design of our executive compensation program, particularly regarding the compensation of our CEO. To further this objective in fiscal 2020:

•	Our CEO’s compensation was adjusted to be in closer alignment to our market competitors.

•
We paid our CEO below 50% of target under our annual cash incentive compensation program. The low payment (in relation to target) was largely attributable to our inability to achieve the financial performance target established at the beginning of the fiscal year by our Board.

•
Our CEO's compensation in fiscal 2020 was weighted heavily to performance-based incentives with approximately 57% of our CEO’s total compensation deemed at-risk - with 48% in the form of equity with long- term vesting requirements tied to our total shareholder return, or TSR, during the performance period, and 9% tied to our annual cash incentive compensation program.

The foregoing is only a brief summary of a few select aspects of our fiscal 2020 executive compensation program. The Board encourages you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under Executive Compensation, and to cast a vote to approve our executive compensation programs and the following resolution:
‘‘RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the fiscal year 2020 Summary Compensation Table and the other related tables and disclosure.’’

The Board unanimously recommends that the stockholders vote ‘‘FOR’’ approval of our executive compensation as expressed in the foregoing resolution.

8x8, Inc. 2020 Proxy Statement	73

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 31, 2020 by:

•	each person (or group of affiliated persons) who is known by us to own beneficially 5% or more of our common stock;

•	each of our directors and nominees for election as directors;

•	each of the named executive officers; and

•	all directors and officers as a group.
Ownership information is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power, and also includes any shares that the person has the right to acquire within 60 days of the date as of which the beneficial ownership determination is made. Applicable percentages are based upon 103,727,681 voting shares issued and outstanding as of May 31, 2020, and treating any shares that the holder has the right to acquire within 60 days as outstanding for purposes of computing their percent ownership. Unless otherwise noted, the address of the beneficial owner is c/o 8x8, Inc. 675 Creekside Way, Campbell, CA 95008.
Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers & Directors(1):
Vikram Verma(2)	1,673,588	1.6%
Steven Gatoff	30,872	*
Bryan R. Martin(3)	762,950	*
Dejan Deklich	47,525	*
Matt Zinn	4,518	*
Eric Salzman	204,677	*
Jaswinder Pal Singh	163,053	*
Vladimir Jacimovic	168,316	*
Monique Bonner	10,286	*
Todd Ford	1,208	*
Elizabeth Theophille	2,023	*
All officers and directors as a group (11 persons)(4)	3,069,016	3.0%

5% Stockholders:
BlackRock, Inc.(5)	14,890,687	14.4%
The Vanguard Group(6)	10,354,211	10.0%
Sylebra Capital Ltd.(7)	8,996,695	8.7%
* Indicates less than 1% ownership.

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(1)Includes the following number of shares (rounded) issuable upon the exercise of stock options or the vesting of restricted stock units that were expected to be exercisable or to vest within 60 days of May 31, 2020:

Vikram Verma	575,785	Eric Salzman	75,000
Steven Gatoff	5,930	Jaswinder Pal Singh	75,000
Bryan R. Martin	310,188	Vladimir Jacimovic	75,000
Dejan Deklich	3,672	Monique Bonner	—
Matt Zinn	2,732
Todd Ford	2,072
Elizabeth Theophille	2,023	All officers and directors as a group (11 persons) (4)	1,136,583

(2)	Of these shares, 1,094,976 are held by the Vikram and Sandra Verma 2005 Trust, U/A/D March 20, 2005, as amended, over which Mr. Verma has investment control.
(3) Of these shares, 176,554 are held by the Martin Family Trust, U/A/D August 3, 2000, as amended, over which Mr. Martin has investment control.

(4)	Includes (a) each of the directors listed in this table and (b) each of the named executive officers as of May 31, 2020.

(5)
This information is based solely on Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 10, 2020 reporting share ownership as of December 31, 2019. Blackrock reported that it had sole dispositive power over all of the shares beneficially owned and sole voting power over 14,736,737 of the shares beneficially owned. BlackRock further reported that iShares Core S&P Small-Cap ETF had the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, a portion of these shares of common stock representing more than five percent of the total outstanding common stock. The principal business address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(6)
This information is based solely on Schedule 13G/A filed with the SEC by The Vanguard Group on February 12, 2020 reporting share ownership as of December 31, 2019. Vanguard reported that it had sole voting power over 200,086 shares of the shares beneficially owned; shared voting power over 22,373 of such shares; sole dispositive power over 10,145,944 of such shares; and shared dispositive power over 208,267 of such shares. Vanguard further reported that (a) Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 185,894 of the beneficially owned shares as a result of its serving as investment manager of collective trust accounts and (b) Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 36,565 of the beneficially owned shares as a result of its serving as investment manager of Australian investment offerings. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(7)
This information is based solely on Form 13F-HR filed with the SEC by Sylebra Capital Ltd on May 18, 2020 reporting share ownership as of March 31, 2020. Sylebra reported that it had sole investment discretion and sole voting authority with respect to all 8,996,695 of the shares beneficially owned. The principal business address of Sylebra is 28 Hennessy Road, 20th Floor, Wan Chai, Hong Kong, K3 00000.

8x8, Inc. 2020 Proxy Statement	75

STOCKHOLDERS PROPOSALS FOR 2021 ANNUAL MEETING
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2021 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than March 3, 2021. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to: 8x8, Inc., Attention: Secretary, 675 Creekside Way, Campbell, CA 95008.
Our by-laws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our Board of Directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our by-laws. To be timely for our 2021 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices: not earlier than March 3, 2021; and not later than the close of business on April 2, 2021. In the event that we hold the 2021 annual meeting of stockholders more than 30 days before or after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before the 2021 annual meeting of stockholders and no later than the close of business on the later of the following two dates: the 90th day prior to the 2021 annual meeting of stockholders; or the 10th day following the day on which public announcement of the date of our 2021 annual meeting of stockholders is first made. If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

8x8, Inc. 2020 Proxy Statement	76

OTHER MATTERS
The Board knows of no other matters to be presented for stockholder action at the 2020 Annual Meeting. However, if other matters do properly come before the 2020 Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with the best judgment of the proxy holders.
BY ORDER OF THE BOARD
Bryan R. Martin, Chairman
San Jose, California
July 1, 2020

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APPENDIX A

PROPOSED FORM OF

8X8, INC. AMENDED AND RESTATED 1996 EMPLOYEE STOCK PURCHASE PLAN

(As amended and restated effective August 10, 2020)

The following constitute the provisions of the 1996 Employee Stock Purchase Plan of 8x8, Inc., as restated by the Board on January 28, 2020 (the “Restatement Date”), effective for Purchase Periods beginning on and after August 10, 2020 (the “Effective Date”), and subsequently amended by the Board on May 4, 2020, and approved by the stockholders on August 10, 2020.

For the avoidance of doubt, the 1996 Employee Stock Purchase Plan of 8x8, Inc., as amended and restated effective May 23, 2017 shall continue in full force and effect as it applies to the Purchase Period that began on February 1, 2020.

1.
Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. Except as otherwise provided in Section 13(b) of the Plan, it is the intention of the Company to have the Offerings under the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code.

2.	Definitions.

(a)“Administrator” shall mean the Board or a committee of members of the Board appointed by the Board to administer the Plan.

(b)“Board” shall mean the Board of Directors of the Company.

(c)“Common Stock” shall mean the common stock of the Company.

(d)“Company” shall mean 8x8, Inc.

(e)“Compensation” shall mean all base straight time gross earnings, commissions and standard incentive cash bonus compensation, exclusive of payments for overtime, shift premium, incentive payments, new hire bonuses, retention bonuses, and non-standard bonuses, and other compensation.

(f)“Current Purchase Period” shall mean any Purchase Period which is scheduled to end in the current calendar year, as determined at the relevant time.

(g)“Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Administrator from time to time in its sole discretion as eligible to participate in Offerings under the Plan.

(h)“Employee” shall mean any individual who is an employee of the Company or a Designated Subsidiary, as applicable, for tax purposes whose customary employment with the Company or applicable Designated Subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company (or applicable Designated Subsidiary). Where the period of leave exceeds ninety (90) days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the ninety-first (91st) day of such leave.

(i)“Enrollment Date” shall mean the first day of each Offering Period.

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(j)“Exercise Date” shall mean the last day of each Purchase Period.

(k)“Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

i.
If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market or The Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or;

ii.
If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or;

iii.	In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

(l)“New Exercise Date” shall mean the New Exercise Date set for Purchase Periods in the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation in accordance with Section 18(c).

(m)“Offering” shall mean the grant of options to purchase shares of Common Stock under the Plan to Employees of the Company and/or one or more Designated Subsidiaries.

(n)“Offering Periods” shall mean the periods of approximately twelve (12) months during which an option granted pursuant to an Offering may be exercised, commencing on the first Trading Day on or after February 10 and August 10 of each year and terminating on the last Trading Day in the periods ending twelve (12) months later. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan; provided, however, that the duration of an Offering Period shall not exceed twenty-seven (27) months. If an Offering Period is intended to include multiple Purchase Periods but the Fair Market Value of the Common Stock on an Exercise Date during such an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Offering, then that Offering Period shall automatically terminate after the purchases for such Exercise Date are completed and the participants in such Offering Period shall automatically be enrolled in the immediately following Offering as of the Enrollment Date thereof. Notwithstanding the foregoing, the first Offering Period that commences during the time period between the Restatement Date and the Effective Date (the “Transition Period”) will commence on the first Trading Day on or after February 1.

(o)“Plan” shall mean this Amended and Restated 1996 Employee Stock Purchase Plan.

(p)“Purchase Price” shall mean an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

(q)“Purchase Period” shall mean the approximately six (6) month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period shall commence on the Enrollment Date and end with the next Exercise Date; however the Purchase Period during the Transition Period shall end on July 31, 2020 and the next Purchase Period of the same Offering Period or any new Offering Period shall commence on August 10, 2020.

(r)“Reserves” shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

(s)“Subsidiary” shall mean a corporation, domestic or foreign, of which not less than fifty percent

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(50%) of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary. For purposes of any Offering pursuant to Section 13(b) that is not intended to qualify under Section 423 of the Code, “Subsidiary” shall also include any entity (including any corporation, company or other vehicle organized under local law) of which at least fifty percent (50%) of the voting power is controlled by the Company or a Subsidiary.

(t)“Trading Day” shall mean a day on which national stock exchanges are open for trading.

3.	Eligibility.

(a)Any Employee (as defined in Section 2(h)) who, as of the Enrollment Date for a given Offering, is employed by the Company (or a Designated Subsidiary approved by the Administrator to participate in such Offering) shall be eligible to participate in the Plan for that Offering.

(b)Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.
Offerings. Unless otherwise determined by the Administrator, the Plan shall be implemented by consecutive, overlapping Offerings. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval if such change is announced at least two (2) days prior to the scheduled beginning of the first Offering Period to be affected thereafter. After the Restatement Date, the Administrator shall have the power to establish the terms and conditions of each subsequent Offering including the participating entities (Company and or one or more Designated Subsidiaries), duration of the Offering Period (subject to the twenty-seven (27) month limit established in Section 2(n)), number and frequency of Purchase Periods, Purchase Price (provided that the Purchase Price shall not be lower than eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower) and maximum shares available per eligible Employee (which may not exceed the amounts calculated by Section 6(d) and Section 7 hereof), in each case subject to compliance with the terms and conditions of the Plan (which may be incorporated by reference) and the requirements of Section 423 of the Code, including the requirement that all eligible Employees have the same rights and privileges. The Administrator shall specify the terms and conditions of each Offering prior to the commencement of the Offering, which terms and conditions need not be identical and shall be deemed incorporated by reference and made a part of the Plan.

5.	Participation.

(a)An eligible Employee may become a participant in an Offering under the Plan by completing the enrollment process prior to the applicable Enrollment Date. The enrollment process for this purpose will be prescribed and communicated from time to time by the Company to eligible Employees.

(b)Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6.	Payroll Deductions.

(a)At the time a participant enrolls in an Offering, he or she shall elect to have payroll deductions made on each pay day during the Offering Period for that Offering in an amount not exceeding twenty percent (20%) of the Compensation which he or she receives on each pay day during the Offering Period. Notwithstanding the foregoing, this Section 6(a) and the Compensation definition in Section 2(e) shall only apply to the portion

8x8, Inc. 2020 Proxy Statement	A-3

of the Offering Period that occurs on or following the Effective Date and all Offering Periods thereafter.

(b)All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

(c)A participant may discontinue his or her participation in an Offering under the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by filing with the Company an authorization to change the payroll deduction rate pursuant to the process prescribed by the Company from time to time. The Administrator may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period commencing after the Company's receipt of the new authorization unless the Company elects to process a given change in participation more quickly. Upon conclusion of an Offering in which a participant was participating, the participant’s enrollment terms and conditions shall automatically apply and the participant shall be enrolled in the next scheduled Offering, unless and until participation is terminated pursuant to Section 10 hereof.

(d)Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be decreased to zero percent (0%) at such time during any Current Purchase Period that the aggregate of all payroll deductions which were previously used to purchase stock under the Plan in a prior Purchase Period which ended during that calendar year plus all payroll deductions accumulated with respect to the Current Purchase Period equal twenty-one thousand, two hundred fifty dollars ($21,250) or at any time the limit set forth in Section 423(b)(8) of the Code is likely to be exceeded but for such decrease. Payroll deductions shall recommence at the rate previously elected by such participant at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

(e)At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the federal, state, or other tax withholding obligations of the participant’s employer (whether the Company or a Designated Subsidiary), if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the employer may, but shall not be obligated to, withhold from the participant's compensation the amount necessary for the employer to meet applicable withholding obligations, including any withholding required to make available to the employer any tax deductions or benefits attributable to participating in an Offering or sale or early disposition of Common Stock by the participant.

7.
Grant of Option. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering shall be granted an option to purchase on each Exercise Date during such Offering (at the applicable Purchase Price) up to a number of shares of the Company's Common Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the participant's account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each Purchase Period more than a number of shares determined by dividing twenty-five thousand dollars ($25,000) by the Fair Market Value of a share of the Company's Common Stock on the Enrollment Date, and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof and in Code Section 423(b)(8). Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering.

8.
Exercise of Option. Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant's account which are not sufficient to purchase a full share shall be retained in the participant's account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other monies left over in a participant's account after the Exercise Date shall be returned to the participant. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

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9.
Delivery. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his or her option or shall cause an appropriate entry to be made in such participant's brokerage account reflecting the shares purchased.

10.	Withdrawal; Termination of Employment.

(a)A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving notice pursuant to the process prescribed and communicated by the Company from time to time. All of the participant's payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant's option for the Offering shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering. If a participant withdraws from an Offering, payroll deductions shall not resume at the beginning of the succeeding Offering unless the participant completes the enrollment process again pursuant to Section 5.

(b)Upon a participant's ceasing to be an Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant's account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 14 hereof, and such participant's option shall be automatically terminated.

(c) A participant's withdrawal from an Offering shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offerings which commence after the participant’s withdrawal.

11.	Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

12.	Stock.

(a)The maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be 3,000,000 shares plus that number of shares of the Company’s Common Stock previously approved and remaining available for issuance under the Plan as of August 10, 2020, subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(b)The participant shall have no interest or voting right in shares covered by his option until such option has been exercised.

(c) Shares to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

13.	Administration.

(a)The Administrator shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties. Notwithstanding the appointment of a committee to serve as Administrator, the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan.

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(b)After the Effective Date, the Administrator may initiate separate Offerings through sub plans (which need not qualify under Section 423 of the Code) for the purpose of (i) facilitating participation in the Plan by Employees of Designated Subsidiaries located outside of the United States in compliance with foreign laws and regulations without affecting the qualification of the remainder of the Plan under Section 423 of the Code, or (ii) qualifying an Offering under the Plan for preferred tax treatment under foreign tax laws (which sub plans, at the Administrator’s discretion, may provide for allocations of the authorized shares reserved for issue under the Plan as set forth in Section 12(a)). Any sub plan shall be subject to the Offering Period limit established in Section 2(n), the Purchase Price floor established in Section 4 and the overall share limit established in Section 12(a). The rules of such sub plans may take precedence over provisions of the Plan other than the foregoing requirements of Sections 2(n), 4 and 12(a) (including as to participating Designated Subsidiaries, eligible Employees, duration of the Offering Period (including Enrollment Dates), number and frequency of Purchase Periods, Purchase Price, currency exchange rates, and maximum shares available per eligible Employee), but unless otherwise superseded by the terms of such sub plan, the provisions of the Plan shall govern the operation of such sub plan. Alternatively and in order to comply with the laws of a foreign jurisdiction, the Administrator shall have the power, in its discretion, to grant options in an Offering to eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable than the terms of options granted under the same Offering to Employees resident in the United States, subject to compliance with Section 423 of the Code.

14.	Designation of Beneficiary.

(a)A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b)Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.
Transferability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering in accordance with Section 10 hereof.

16.
Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17.
Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

18.	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a)Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves, the amount of the annual Plan share replenishment, as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, shall be

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proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offerings shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator.

(c)Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, any Purchase Periods then in progress shall be shortened by setting a New Exercise Date and any Offerings then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company's proposed sale or merger. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering as provided in Section 10 hereof.

19.	Amendment or Termination.

(a)The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18 hereof, no such termination can affect options previously granted, provided that an Offering may be terminated by the Board on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 18 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Rule 16b-3 or under Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as required. In addition, the Company shall not amend the Plan to extend the Offering Period limit established in Section 2(n) or to lower the Purchase Price floor established in Section 4, as applicable to any Offering(s) under the Plan or any sub plan established pursuant to Section 13(b), without obtaining stockholder approval.

(b)Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c)In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

i.	altering the Purchase Price for any Offering including an Offering underway at the time of the change in Purchase Price;

ii.	shortening any Offering Period so that Offering Period ends on a New Exercise Date, including an

8x8, Inc. 2020 Proxy Statement	A-7

Offering Period underway at the time of the Administrator action; and

iii.	allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

20.
Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.
Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22.
Information to Employees. The Company shall provide to each Employee who acquires shares pursuant to the Plan, not less frequently than annually during the period such individual owns such shares, copies of annual financial statements. The Company shall not be required to provide such statements to key employees whose duties in connection with the Company assure their access to equivalent information.

A-8	8x8, Inc. 2020 Proxy Statement

8X8, INC.
ATTN: VICTORIA HYDE-DUNN
675 CREEKSIDE WAY
CAMPBELL, CA 95008

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/8X82020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D19105-P41855 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

8X8, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Bryan R. Martin
02) Vikram Verma
03) Eric Salzman
04) Jaswinder Pal Singh
05) Vladimir Jacimovic
06) Monique Bonner
07) Todd Ford
08) Elizabeth Theophille

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

		For	Against	Abstain
2.	To ratify the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2021.	☐	☐	☐
3.	To approve proposed amendments to the 8x8, Inc. Amended and Restated 1996 Employee Stock Purchase Plan, including the reservation of 3,000,000 additional shares thereunder.	☐	☐	☐
4.	To vote, on an advisory and non-binding basis, on the compensation of the Company's named executive officers (as set forth in the proxy statement).	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D19106-P41855

8X8, INC.
Annual Meeting of Stockholders
August 10, 2020, 11:00 AM PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Vikram Verma and Matthew Zinn, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of 8X8, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, PDT on August 10, 2020, live via the Internet at www.virtualshareholdermeeting.com/8X82020.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PERSONS AND THE PROPOSALS ON THE REVERSE SIDE HEREOF IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

Continued and to be signed on reverse side